EXHIBIT 2

Audited Combined Financial Statements
of Granite Real Estate Investment Trust
and Granite REIT Inc.
For the years ended December 31, 2021 and 2020

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
Management of Granite Real Estate Investment Trust and Granite REIT Inc. (collectively the “Trust”) is responsible for the preparation and presentation of the combined financial statements and all information included in the 2021 Annual Report. The combined financial statements were prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and where appropriate, reflect estimates based on management’s best judgement in the circumstances. Financial information as presented elsewhere in the 2021 Annual Report has been prepared by management to ensure consistency with information contained in the combined financial statements. The combined financial statements have been audited by independent auditors and reviewed by the Audit Committees and approved by both the Board of Trustees of Granite Real Estate Investment Trust and the Board of Directors of Granite REIT Inc.
Management is responsible for the development and maintenance of systems of internal accounting and administrative controls of high quality. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Trust’s assets are appropriately accounted for and adequately safeguarded. Management has determined that, as at December 31, 2021 and based on the framework set forth in
Internal Control—Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission, internal control over financial reporting was effective. The Trust’s President and Chief Executive Officer and Chief Financial Officer, in compliance with Section 302 of the U.S. Sarbanes-Oxley Act of 2002 (“SOX”), has provided a
SOX-related
certification in connection with the Trust’s annual disclosure document in the U.S. (Form
40-F)
to the U.S. Securities and Exchange Commission. In accordance with National Instrument
52-109,
a similar certification has been provided to the Canadian Securities Administrators.
The Trust’s Audit Committees are appointed by their respective Boards and are comprised solely of outside independent Directors or Trustees. The Audit Committees meet periodically with management, as well as with the independent auditors, to satisfy themselves that each is properly discharging its responsibilities to review the combined financial statements and the independent auditors’ report and to discuss significant financial reporting issues and auditing matters. The Audit Committees report their findings to the Boards for consideration when approving the combined financial statements for issuance to the stapled unitholders.
The combined financial statements and the effectiveness of internal control over financial reporting have been audited by Deloitte LLP, the independent auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the stapled unitholders. The Auditors’ Reports outline the nature of their examination and their opinion on the combined financial statements of the Trust and the effectiveness of the Trust’s internal control over financial reporting. The independent auditors have full and unrestricted access to the Audit Committees.

Kevan Gorrie	Teresa Neto
President and Chief Executive Officer	Chief Financial Officer
Toronto, Canada,
March 9, 2022

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Unitholders of Granite Real Estate Investment Trust and the Board of Directors and Shareholders of Granite REIT Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Granite Real Estate Investment Trust and subsidiaries and Granite REIT Inc. (collectively, the “Trust”) as of December 31, 2021 and December 31, 2020, the related combined statements of net income, comprehensive income, unitholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of December 31, 2021 and 2020, and its financial performance and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Trust’s internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control—Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2022, expressed an unqualified opinion on the Trust’s internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on the Trust’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

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Fair Value of Investment Properties – Refer to Notes 2(d), 2(o) Estimates and Assumptions (i) and 4 of the Financial Statements
Critical Audit Matter Description
The Trust has elected the fair value model for all investment properties and, accordingly, measures all investment properties at fair value subsequent to initial recognition on the balance sheet. The Trust primarily uses a discounted cash flow model to estimate the fair value of investment properties. The critical assumptions relating to the Trust’s estimates of fair values of investment properties include the receipt of contractual rents, contractual renewal terms, expected future market rental rates, discount rates that reflect current market uncertainties, capitalization rates and recent investment property prices.
While there are several assumptions that are required to determine the fair value of all investment properties, the critical assumptions with the highest degree of subjectivity and impact on fair values are the expected future market rental rates, discount rates and capitalization rates, otherwise referred to herein as terminal capitalization rates. Auditing these critical assumptions required a high degree of auditor judgment as the estimations made by management contain significant measurement uncertainty. This resulted in an increased extent of audit effort, including the need to involve our fair value specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the expected future market rental rates, discount rates and terminal capitalization rates used to determine the fair value of the investment properties included the following, among others:

•
Evaluated the effectiveness of controls over determining investment properties’ fair value, including those over the determination of the expected future market rental rates, the discount rates and terminal capitalization rates.

•
Evaluated the reasonableness of management’s forecast of expected future market rental rates by comparing management’s forecasts with historical results, internal communications to management and the Board of Trustees and contractual information, where applicable.

•
With the assistance of our fair value specialists, evaluated the reasonableness of management’s forecast of expected future market rental rates, discount rates and terminal capitalization rates by considering recent market transactions and industry surveys.

/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
March 9, 2022
We have served as the Trust’s auditor since 2012.

70    Granite REIT 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Unitholders of Granite Real Estate Investment Trust and the Board of Directors and Shareholders of Granite REIT Inc.
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Granite Real Estate Investment Trust and subsidiaries and Granite REIT Inc. (collectively, the “Trust”) as of December 31, 2021, based on criteria established in
Internal Control — Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control — Integrated Framework (2013)
 issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the combined financial statements as at and for the year ended December 31, 2021, of the Trust and our report dated
March 9, 2022, expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Trust’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Trust’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
March 9, 2022

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Combined Balance Sheets
(Canadian dollars in
thousands)

As at December 31,	Note	2021	2020
ASSETS

Non-current assets:

Investment properties	4	$7,971,158	$5,855,583
Construction funds in escrow	6	—	8,402
Acquisition deposits	21	26,053	—
Deferred tax assets	14(c)	4,452	4,730
Fixed assets, net		2,486	3,290
Cross currency interest rate swaps	7(b)	62,768	28,676
Loan receivable	6	10,471	—
Other assets	6	2,780	948
		8,080,168	5,901,629

Current assets:
Assets held for sale	5	64,612	—
Accounts receivable		10,771	6,746
Income taxes receivable		1,437	915
Prepaid expenses and other		7,196	6,902
Cash and cash equivalents	16(d)	402,513	831,280
Total assets		$8,566,697	$6,747,472

LIABILITIES AND EQUITY

Non-current liabilities:
Unsecured debt, net	7(a)	$2,425,089	$1,928,252
Cross currency interest rate swaps	7(b)	18,624	97,311
Secured debt	8	763	—
Long-term portion of lease obligations	9	31,645	32,944
Deferred tax liabilities	14(c)	604,667	392,841
		3,080,788	2,451,348

Current liabilities:
Unsecured debt, net	7(a)	—	249,870
Cross currency interest rate swaps	7(b)	—	16,953
Deferred revenue	10	12,099	11,276
Accounts payable and accrued liabilities	10	113,244	61,197
Distributions payable	11	16,969	15,422
Short-term portion of lease obligations	9	505	829
Income taxes payable		21,558	18,373
Total liabilities		3,245,163	2,825,268

Equity:
Stapled unitholders’ equity	12	5,318,653	3,920,069
Non-controlling interests		2,881	2,135
Total equity		5,321,534	3,922,204
Total liabilities and equity		$8,566,697	$6,747,472

Commitments and contingencies (note 21)	On behalf of the Boards:
See accompanying notes
	/s/ Kelly Marshall	/s/ Gerald J. Miller
	Director/Trustee	Director/Trustee

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    Granite REIT 2021

Combined Statements of Net Income
(Canadian dollars in thousands)

Years ended December 31,	Note	2021	2020
Rental revenue	13(a)	$393,488	$340,199
Property operating costs	13(b)	60,812	47,164
Net operating income		332,676	293,035

General and administrative expenses	13(c)	38,400	32,203
Depreciation and amortization		1,320	1,151
Interest income		(3,109)	(2,372)
Interest expense and other financing costs	13(d)	47,226	35,839
Foreign exchange gains, net		(5,110)	(3,671)
Fair value gains on investment properties, net	4	(1,298,865)	(273,437)
Fair value losses on financial instruments, net	13(e)	1,214	3,402
Loss on sale of investment properties, net	5	761	901
Income before income taxes		1,550,839	499,019
Income tax expense	14	240,567	69,092
Net income		$1,310,272	$429,927

Net income attributable to:
Stapled unitholders		$1,309,937	$429,804
Non-controlling interests		335	123
		$1,310,272	$429,927
See accompanying notes

Granite REIT 2021
73

Combined Statements of Comprehensive Income
(Canadian dollars in thousands)

Years ended December 31,	Note		2021	2020

Net income			$1,310,272	$429,927

Other comprehensive (loss) income:
Foreign currency translation adjustment (1)			(136,194)	24,839
Unrealized gain (loss) on net investment hedges, includes income taxes of nil (1)	7	(b)	112,235	(45,093)
Total other comprehensive loss			(23,959)	(20,254)
Comprehensive income			$1,286,313	$409,673
(1) Items that may be reclassified subsequently to net income if a foreign subsidiary is disposed of or hedges are terminated or no longer assessed as effective (note 2(h)).
Comprehensive income attributable to:
Stapled unitholders			$1,285,988	$409,514
Non-controlling interests			325	159
			$1,286,313	$409,673
See accompanying notes

7

    Granite REIT 2021

Combined Statements of Unitholders’ Equity
(Canadian dollars in thousands)

Year Ended December 31, 2021
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2021	61,688	$3,139,194	$53,326	$631,649	$95,900	$3,920,069	$2,135	$3,922,204
Net income	—	—	—	1,309,937	—	1,309,937	335	1,310,272
Other comprehensive loss	—	—	—	—	(23,949)	(23,949)	(10)	(23,959)
Stapled unit offering, net of issuance costs (note 12(d))	3,979	303,060	—	—	—	303,060	—	303,060
Distributions (note 11)	—	—	—	(192,628)	—	(192,628)	(154)	(192,782)
Contributions from non-controlling interests	—	—	—	—	—	—	575	575
Units issued under the stapled unit plan (note 12(b))	27	2,164	—	—	—	2,164	—	2,164
As at December 31, 2021	65,694	$3,444,418	$53,326	$1,748,958	$71,951	$5,318,653	$2,881	$5,321,534

Year Ended December 31, 2020
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2020	54,052	$2,608,050	$54,654	$367,249	$116,190	$3,146,143	$1,967	$3,148,110
Net income	—	—	—	429,804	—	429,804	123	429,927
Other comprehensive (loss) income	—	—	—	—	(20,290)	(20,290)	36	(20,254)
Stapled unit offering, net of issuance costs (note 12(d))	8,096	552,857	—	—	—	552,857	—	552,857
Distributions (note 11)	—	—	—	(165,404)	—	(165,404)	(170)	(165,574)
Contributions from non-controlling interests	—	—	—	—	—	—	179	179
Units issued under the stapled unit plan (note 12(b))	31	1,977	—	—	—	1,977	—	1,977
Units repurchased for cancellation (note 12(c))	(491)	(23,690)	(1,328)	—	—	(25,018)	—	(25,018)
As at December 31, 2020	61,688	$3,139,194	$53,326	$631,649	$95,900	$3,920,069	$2,135	$3,922,204
See accompanying notes

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Combined Statements of Cash Flows
(Canadian dollars in thousands)

Years ended December 31,	Note	2021	2020
OPERATING ACTIVITIES

Net income		$1,310,272	$429,927
Items not involving operating cash flows	16(a)	(1,051,650)	(199,581)
Current income tax expense	14(a)	11,619	6,591
Income taxes paid		(7,669)	(5,679)
Interest expense		41,591	34,048
Interest paid		(40,483)	(32,654)
Changes in working capital balances	16(b)	(1,416)	16,641
Cash provided by operating activities		262,264	249,293

INVESTING ACTIVITIES

Investment properties:
Property acquisitions	3	(925,901)	(1,045,659)
Working capital acquired on acquisitions		454	(7,006)
Proceeds from disposals, net	4, 5	35,428	42,508
Leasing commissions paid		(6,244)	(2,953)
Tenant allowances paid		(821)	(2,019)
Additions to income-producing properties		(28,003)	(22,983)
Additions to properties under development		(71,168)	(40,613)
Construction funds released from escrow	6	8,341	8,622
Loan receivable advances	6	(10,455)	—
Acquisition deposits paid		(26,466)	—
Fixed asset additions		(589)	(1,691)
Cash used in investing activities		(1,025,424)	(1,071,794)

FINANCING ACTIVITIES

Monthly distributions paid		(191,082)	(163,064)
Proceeds from secured debt	8	774	—
Proceeds from unsecured debentures, net of financing costs		497,289	994,185
Repayment of lease obligations	9	(748)	(638)
Repayment of unsecured debt, including early redemption premium	7(a)	(253,963)	—
Settlement of cross currency interest rate swap	7(a)	(18,787)	—
Financing costs paid	6	(2,914)	(30)
Distributions to non-controlling interests		(154)	(170)
Proceeds from stapled unit offerings, net of issuance costs	12(d)	303,060	552,932
Repurchase of stapled units	12(c)	—	(25,018)
Cash provided by financing activities		333,475	1,358,197
Effect of exchange rate changes on cash and cash equivalents		918	(3,093)
Net (decrease) increase in cash and cash equivalents during the year		(428,767)	532,603
Cash and cash equivalents, beginning of year		831,280	298,677
Cash and cash equivalents, end of year		$402,513	$831,280
See accompanying notes

7

    Granite REIT 2021

Notes to Combined Financial Statements
(All amounts in thousands of Canadian dollars unless otherwise noted)

1. NATURE AND DESCRIPTION OF THE TRUST
Effective January 3, 2013, Granite Real Estate Inc. (“Granite Co.”) completed its conversion from a corporate structure to a stapled unit real estate investment trust (“REIT”) structure. All of the common shares of Granite Co. were exchanged, on a one-for-one
basis, for stapled units, each of which consists of one unit of Granite Real Estate Investment Trust (“Granite REIT”) and one common share of Granite REIT Inc. (“Granite GP”). Granite REIT is an unincorporated, open-ended, limited purpose trust established under and governed by the laws of the province of Ontario and created pursuant to a Declaration of Trust dated September 28, 2012 and as subsequently amended on January 3, 2013 and December 20, 2017. Granite GP was incorporated on September 28, 2012 under the
Business Corporations Act
(British Columbia). Granite REIT, Granite GP and their subsidiaries (together “Granite” or the “Trust”) are carrying on the business previously conducted by Granite Co.
The stapled units trade on the Toronto Stock Exchange and on the New York Stock Exchange. The principal office of Granite REIT is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario, M5K 1H1, Canada. The registered office of Granite GP is Suite 2600, Three Bentall Centre, 595 Burrard Street, P.O. Box 49314, Vancouver, British Columbia, V7X 1L3, Canada.
The Trust is a Canadian-based REIT engaged in the acquisition, development, ownership and management of logistics, warehouse and industrial properties in North America and Europe.
These combined financial statements were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on March 9, 2022.

2. SIGNIFICANT ACCOUNTING POLICIES
The accounting policies described below were applied consistently to all periods presented in these combined financial statements.

(a)	Basis of Presentation and Statement of Compliance
The combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

(b)	Combined Financial Statements and Basis of Consolidation
As a result of the REIT conversion described in note 1, the Trust does not have a single parent; however, each unit of Granite REIT and each share of Granite GP trade as a single stapled unit and accordingly, Granite REIT and Granite GP have identical ownership. Therefore, these financial statements have been prepared on a combined basis whereby the assets, liabilities and results of Granite GP and Granite REIT have been combined. The combined financial statements include the subsidiaries of Granite GP and Granite REIT. Subsidiaries are fully consolidated by Granite GP or Granite REIT from the date of acquisition, being the date on which control is obtained. The subsidiaries continue to be consolidated until the date that such control ceases. Control exists when Granite GP or Granite REIT have power, exposure or rights to variable returns and the ability to use their power over the entity to affect the amount of returns it generates.

Granite REIT 2021    7
7

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

(c)	Trust Units
The stapled units are redeemable at the option of the holder and, therefore, are required to be accounted for as financial liabilities, except where certain exemption conditions are met, in which case redeemable instruments may be classified as equity. The attributes of the stapled units meet the exemption conditions set out in IAS 32,
Financial Instruments: Presentation
and are, therefore, presented as equity on the combined balance sheets.

(d)	Investment Properties
The Trust accounts for its investment properties, which include income-producing properties, properties under development and land held for development, in accordance with IAS 40,
Investment Property
. For acquired investment properties that meet the definition of a business, the acquisition is accounted for as a business combination (note 2(e)); otherwise they are initially measured at cost including directly attributable expenses. Subsequent to acquisition, investment properties are carried at fair value, which is determined based on available market evidence at the balance sheet date including, among other things, rental revenue from current leases and reasonable and supportable assumptions that represent what knowledgeable, willing parties would assume about rental revenue from future leases less future cash outflows in respect of capital expenditures. Gains and losses arising from changes in fair value are recognized in net income in the period of change.
Income-Producing Properties
The carrying value of income-producing properties includes the impact of straight-line rental revenue (note 2(l)), tenant incentives and deferred leasing costs since these amounts are incorporated in the determination of the fair value of income-producing properties.
When an income-producing property is disposed of, the gain or loss is determined as the difference between the disposal proceeds, net of selling costs, and the carrying amount of the property and is recognized in net income in the period of disposal.
Properties Under Development
The Trust’s development properties are classified as such until the property is substantially completed and available for occupancy. The initial cost of properties under development includes the acquisition cost of the land and direct development or expansion costs, including construction costs, borrowing costs and indirect costs wholly attributable to development. Borrowing costs are capitalized to projects under development or construction based on the average accumulated expenditures outstanding during the period multiplied by the Trust’s average borrowing rate on existing debt. Where borrowings are associated with specific developments, the amount capitalized is the gross borrowing cost incurred on such borrowings less any investment income arising on temporary investment of these borrowings. The capitalization of borrowing costs is suspended if there are prolonged periods that development activity is interrupted. The Trust capitalizes direct and indirect costs, including property taxes and insurance of the development property, if activities necessary to ready the development property for its intended use are in progress. Costs of internal personnel and other indirect costs that are wholly attributable to a project are capitalized as incurred.

    Granite REIT 2021

If considered reliably
measurable
, properties under development are carried at fair value. Properties under development are measured at cost if fair value is not reliably measurable. In determining the fair value of properties under development consideration is given to, among other things, remaining construction costs, development risk, the stage of project completion and the reliability of cash inflows after project completion.

(e)	Business Combinations
The Trust accounts for property acquisitions as a business combination if the particular assets and set of activities acquired can be operated and managed as a business in their current state for the purpose of providing a return to the unitholders. In accordance with IFRS 3,
Business Combinations
, the acquired set of activities and assets in an acquisition must include an input and a substantive process to qualify as a business. IFRS 3 amendments, effective January 1, 2020, provide for an optional concentration test to permit a simplified assessment of whether an acquired set of activities and assets is not a business. The concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The Trust applies the acquisition method to account for business combinations. The consideration transferred for a business combination is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Trust. The total consideration includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired as well as liabilities and contingent liabilities assumed in a business combination are initially measured at fair value at the acquisition date.
The Trust recognizes any
non-controlling
interest in the acquiree on an
acquisition-by-acquisition
basis, either at fair value or at the
non-controlling
interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets.
Acquisition related costs are expensed as incurred.
Any contingent consideration is recognized at fair value at the acquisition date. Subsequent changes to the fair value of contingent consideration that is recorded as an asset or liability is recognized in net income.
Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling
interest over the identifiable net assets acquired. If the consideration transferred is lower than the fair value of the net assets acquired, the difference is recognized in net income.

(f)	Assets Held for Sale
Non-current
assets (and disposal groups) are classified as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. This condition is satisfied when the asset is available for immediate sale in its present condition, management is committed to the sale and the sale is highly probable to occur within one year.

(g)	Foreign Currency Translation
The assets and liabilities of the Trust’s foreign operations are translated into Canadian dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case, for material transactions, the exchange rates at the dates of those transactions are used. Exchange differences arising are recognized in other comprehensive income and accumulated in equity.

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In preparing the financial statements of each entity, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognized at the average rates of exchange prevailing in the period. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date.
Non-monetary
items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined.
Non-monetary
items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences on monetary items are recognized in net income in the period in which they arise except for:

•	The effective portion of exchange differences on transactions entered into in order to hedge certain foreign currency risks are recognized in other comprehensive income;

•
Exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur (therefore forming part of the net investment in the foreign operation) are recognized in other comprehensive income; and

•	Exchange differences on foreign currency borrowings related to capitalized interest for assets under construction are recognized in investment properties.

(h)	Financial Instruments and Hedging
Financial Assets and Financial Liabilities
The following summarizes the Trust’s classification and measurement basis of its financial assets and liabilities:

Classification and Measurement Basis
Financial assets
Construction funds in escrow	Amortized Cost
Long-term receivables included in other assets	Amortized Cost
Cross currency interest rate swaps	Fair Value
Loan receivable	Amortized Cost
Accounts receivable	Amortized Cost
Foreign exchange derivative contracts	Fair Value
Cash and cash equivalents	Amortized Cost

Financial liabilities
Unsecured debentures, net	Amortized Cost
Unsecured term loans, net	Amortized Cost
Secured debt	Amortized Cost
Cross currency interest rate swaps	Fair Value
Accounts payable and accrued liabilities	Amortized Cost
Foreign exchange derivative contracts	Fair Value
Distributions payable	Amortized Cost
The Trust recognizes an allowance for expected credit losses (“ECL”) for financial assets measured at amortized cost. The impact of the credit loss modeling process is summarized as follow:

•
The Trust did not record an ECL allowance against long-term receivables as historical experience of loss on these balances is insignificant and, based on the assessment of forward-looking information, no significant increases in losses are expected. The Trust will continue to assess the valuation of these instruments.

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•
The Trust did not record an ECL allowance against accounts receivable and has determined that its internal processes of evaluating each receivable on a specific basis for collectability using historical experience and adjusted for forward-looking information, would appropriately allow the Trust to determine if there are significant increases in credit risk to then record a corresponding ECL allowance.

For financial liabilities measured at amortized cost, the liability is amortized using the effective interest rate method. Under the effective interest rate method, any transaction fees, costs, discounts and premiums directly related to the financial liabilities are recognized in net income over the expected life of the obligation.
In regards to modifications to financial liabilities, when a financial liability measured at amortized cost is modified or exchanged, and such modification or exchange does not result in derecognition, the adjustment to the amortized cost of the financial liability as a result of the modification or exchange is recognized in net income.
Derivatives and Hedging
Derivative instruments, such as the cross currency interest rate swaps, foreign exchange forward contracts and collars, are recorded in the combined balance sheet at fair value, including those derivatives that are embedded in financial or non-financial
contracts. Changes in the fair value of derivative instruments which are not designated as hedges for accounting purposes are recognized in the combined statements of net income. The Trust utilizes derivative financial instruments from time to time in the management of its foreign currency and interest rate exposures. The Trust’s policy is not to utilize derivative financial instruments for trading or speculative purposes.
The Trust applies hedge accounting to certain derivative and non-derivative
financial instruments designated as hedges of net investments in subsidiaries with a functional currency other than the Canadian dollar. Hedge accounting is discontinued prospectively when the hedge relationship is terminated or no longer qualifies as a hedge, or when the hedging item is sold or terminated. In a net investment hedging relationship, the effective portion of foreign exchange gains or losses on the hedging instruments is recognized in other comprehensive income and the ineffective portion is recognized in net income. The amounts recorded in accumulated other comprehensive income are recognized in net income when there is a disposition or partial disposition of the foreign subsidiary.

(i)	Cash and Cash Equivalents
Cash and cash equivalents include cash and short-term investments with original maturities of three months or less.

(j)	Fixed Assets
Fixed assets include computer hardware and software, furniture and fixtures and leasehold improvements, which are recorded at cost less accumulated depreciation. Depreciation expense is recorded on a straight-line basis over the estimated useful lives of the fixed assets, which typically range from 3 to 5 years for computer hardware and software and 5 to 7 years for other furniture and fixtures. Leasehold improvements are amortized over the term of the applicable lease. Fixed assets also include right-of-use
assets identified in accordance with IFRS 16,
Leases.
Refer to note 2(k) for the measurement basis of
right-of-use
assets.

Granite REIT 2021

(k)	Leases
The Trust recognizes a
right-of-use
asset and a lease obligation at the lease commencement date, in accordance with IFRS 16,
Leases.
The Trust accounts for its
right-of-use
assets that do not meet the definition of investment property as fixed assets. The right-of-use
asset is initially measured at cost and, subsequently, at cost less any accumulated depreciation and impairment, and adjusted for certain remeasurements of the lease obligation. When a right-of-use
asset meets the definition of investment property, it is initially measured at cost and subsequently measured at fair value (note 2(d)).
The lease liability is initially measured at the present value of the lease payments at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, at the Trust’s incremental borrowing rate. Generally, the Trust uses its incremental borrowing rate as the discount rate.
The lease obligation is subsequently increased by the interest cost on the lease liability and decreased by lease payments made. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, a change in the estimate of the amount expected to be payable under a residual value guarantee or, as appropriate, a change in the assessment of whether a purchase or extension option is reasonably certain to be exercised or a termination option is reasonably certain not to be exercised.

(l)	Revenue Recognition
Where Granite has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Where substantially all the benefits and risks of ownership of the Trust’s rental properties have been transferred to its tenants, the Trust’s leases are accounted for as finance leases. All of the Trust’s current leases are operating leases.
Revenue from investment properties include base rents earned from tenants under lease agreements, property tax and operating cost recoveries and other incidental income. Rents from tenants may contain rent escalation clauses or free rent periods which are recognized in revenue on a straight-line basis over the term of the lease. The difference between the revenue recognized and the contractual rent is included in investment properties as straight-line rents receivable. In addition, tenant incentives including cash allowances provided to tenants are recognized as a reduction in rental revenue on a straight-line basis over the term of the lease where it is determined that the tenant fixturing has no benefit to the property beyond the existing tenancy. Property tax and operating cost recoveries from tenants are recognized as revenue in the period in which applicable costs are incurred.

(m)	Unit-Based Compensation Plans
Incentive Stock Option Plan
Compensation expense for option grants is based on the fair value of the options at the grant date and is recognized over the period from the grant date to the date the award is vested. A liability is recognized for outstanding options based upon the fair value as the Trust is an open-ended trust making its units redeemable. During the period in which options are outstanding, the liability is adjusted for changes in the fair value with such adjustments being recognized as compensation expense in general and administrative expenses in the period in which they occur. The liability balance is reduced as options are exercised and recorded in equity as stapled units along with the proceeds received on exercise.

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Executive Deferred Stapled Unit Plan
The executive deferred stapled unit plan is measured at fair value at the date of grant and amortized to compensation expense from the effective date of the grant to the final vesting date. Compensation expense is recognized on a proportionate basis consistent with the vesting features of each tranche of the grant. Compensation expense for executive deferred stapled units granted under the plan is recognized in general and administrative expenses with a corresponding liability recognized based upon the fair value of the Trust’s stapled units as the Trust is an open-ended trust making its units redeemable. During the period in which the executive deferred stapled units are outstanding, for grants with no performance criteria, the liability is adjusted for changes in the market value of the Trust’s stapled unit, and for grants with performance criteria the liability is measured at fair value using the Monte Carlo simulation model (note 12), with both such adjustments being recognized as compensation expense in general and administrative expenses in the period in which they occur. The liability balance is reduced as deferred stapled units are settled for stapled units and recorded in equity.
Director/Trustee Deferred Share Unit Plan
The compensation expense and a corresponding liability associated with the director/trustee deferred share unit plan is measured based on the market value of the underlying stapled units. During the period in which the awards are outstanding, the liability is adjusted for changes in the market value of the underlying stapled unit, with such positive or negative adjustments being recognized in general and administrative expenses in the period in which they occur. The liability balance is settled for cash when a director/trustee ceases to be a member of the Board.

(n)	Income Taxes
Operations in Canada
Granite qualifies as a mutual fund trust under the Income Tax Act (Canada) (the “Act”) and as such the Trust itself will not be subject to income taxes provided it continues to qualify as a REIT for purposes of the Act. A REIT is not taxable and not considered to be a Specified Investment Flow-through Trust provided it complies with certain tests and it distributes all of its taxable income in a taxation year to its unitholders.
The Trust’s qualification as a REIT results in no current or deferred income tax being recognized in the combined financial statements for income taxes related to the Canadian investment properties.
Operations in the United States
The Trust’s investment property operations in the United States are conducted in a qualifying United States REIT (“US REIT”) for purposes of the Internal Revenue Code of 1986, as amended. As a qualifying US REIT, it is not taxable provided it complies with certain tests in addition to the requirement to distribute substantially all of its taxable income.
As a qualifying US REIT, current income taxes on U.S. taxable income have not been recorded in the combined financial statements. However, the Trust has recorded deferred income taxes that may arise on the disposition of its investment properties as the Trust will likely be subject to entity level income tax in connection with such transactions pursuant to the Foreign Investment in Real Property Tax Act.

Granite REIT 2021

Operations in Europe
The Trust consolidates certain entities that continue to be subject to income tax.
Income taxes for taxable entities in Europe, as well as other entities in Canada or the United States subject to tax, are recorded as follows:
Current Income Tax
The current income tax expense is determined on the basis of enacted or substantively enacted tax rates and laws at each balance sheet date.
Deferred Income Tax
Deferred income tax is recorded, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and the amounts reported on the combined financial statements. Deferred income tax assets and liabilities are measured at tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on the tax rates and laws that have been enacted or substantively enacted at the balance sheet date. Deferred income tax assets are recognized to the extent that it is probable that deductions, tax credits or tax losses will be utilized.
Each of the current and deferred tax assets and liabilities are offset when they are levied by the same taxation authority in either the same taxable entity or different taxable entities within the same reporting group that settle on a net basis.

(o)	Significant Accounting Judgments, Estimates and Assumptions
The preparation of the combined financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts and disclosures made in the financial statements and accompanying notes.
Management believes that the judgments, estimates and assumptions utilized in preparing the combined financial statements are reasonable and prudent; however, actual results could be materially different and require an adjustment to the reported results.
Judgments
The following are the critical judgments that have been made in applying the Trust’s accounting policies and that have the most significant effect on the amounts recognized in the combined financial statements:

(i)	Leases
The Trust’s policy for revenue recognition is described in note 2(l). The Trust makes judgments in determining whether certain leases are operating or finance leases, in particular tenant leases with long contractual terms or leases where the property is a large square-footage and/or architecturally specialized. The Trust also makes judgments in determining the lease term for some lease contracts in which it is a lessee that include renewal or termination options. The assessment of whether the Trust is reasonably certain to exercise such options impacts the lease term which, in turn, significantly affects the amount of lease obligations and right-of-use
assets recognized.

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(ii)	Investment properties
The Trust’s policy relating to investment properties is described in note 2(d). In applying this policy, judgment is used in determining whether certain costs incurred for tenant improvements are additions to the carrying amount of the property or represent incentives, identifying the point at which practical completion of properties under development occurs and determining borrowing costs to be capitalized to the carrying value of properties under development. Judgment is also applied in determining the use, extent and frequency of independent appraisals.

(iii)	Income taxes
The Trust applies judgment in determining whether it will continue to qualify as a REIT for both Canadian and U.S. tax purposes for the foreseeable future. However, should it at some point no longer qualify, it would be subject to income tax and would be required to recognize current and deferred income taxes.
Estimates and Assumptions
The key assumptions concerning the future and other key sources of estimation uncertainty that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities include the following:

(i)	Valuation of investment properties
The fair value of investment properties is determined by management using primarily the discounted cash flow method in which the income and expenses are projected over the anticipated term of the investment plus a terminal value discounted using an appropriate discount rate. The Trust obtains, from time to time, appraisals from independent qualified real estate valuation experts. However, the Trust does not measure its investment properties based on these appraisals but uses them as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of certain of Granite’s portfolio and tenant profile and the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. The critical assumptions relating to the Trust’s estimates of fair values of investment properties include the receipt of contractual rents, contractual renewal terms, expected future market rental rates, discount rates that reflect current market uncertainties, capitalization rates and recent investment property prices. If there is any change in these assumptions or regional, national or international economic conditions, the fair value of investment properties may change materially. Refer to note 4 for further information on the estimates and assumptions made by management.

(ii)	Fair value of financial instruments
Where the fair value of financial assets or liabilities recorded on the balance sheet or disclosed in the notes cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flow method. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as credit risk and volatility. Changes in assumptions about these factors could materially affect the reported fair value of financial instruments.

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(iii)	Income taxes
The Trust operates in a number of countries and is subject to the income tax laws and related tax treaties in each of its operating jurisdictions. These laws and treaties can be subject to different interpretations by relevant taxation authorities. Significant judgment is required in the estimation of Granite’s income tax expense, the interpretation and application of the relevant tax laws and treaties and the provision for any exposure that may arise from tax positions that are under audit by relevant taxation authorities.
The recognition and measurement of deferred tax assets or liabilities is dependent on management’s estimate of future taxable profits and income tax rates that are expected to be in effect in the period the asset is realized or the liability is settled. Any changes in management’s estimate can result in changes in deferred tax assets or liabilities as reported in the combined balance sheets and also the deferred income tax expense in the combined statements of net income.

(p)	Future Accounting Policy Changes
As at December 31, 2021, there are no new accounting standards issued but not yet applicable to the combined financial statements.

(q)	COVID-19 Pandemic
The coronavirus disease
(“COVID-19”)
pandemic has resulted in governments across Granite’s operating markets enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Global equity and capital markets have also experienced significant volatility during this time. Governments across the globe have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. Granite is continuing to monitor the impact of the
COVID-19
pandemic on its business, liquidity and results of operations.
During the years ended December 31, 2021 and 2020, there has not been any significant impact on Granite’s operations, assets or liabilities as a result of
COVID-19.
Throughout the pandemic thus far, Granite has not realized any negative impacts on rent collections and therefore has not recognized any provisions for uncollected rent at this time as a result of
COVID-19.
Granite reviewed its future cash flow projections and the valuation of its properties considering the impacts of the
COVID-19
pandemic during the years ended December 31, 2021 and 2020 and Granite does not expect, at this time, that
COVID-19
will have a significant negative impact to the fair value of its investment property portfolio.
Granite continues to review its future cash flow projections and the valuation of its investment properties in light of the
COVID-19
pandemic. The carrying value of Granite’s investment properties reflects its best estimate for the highest and best use as at December 31, 2021 (note 4). The duration of the
COVID-19
pandemic, and the potential for further waves of new infections in the markets where Granite operates that could lead to additional emergency measures, cannot be predicted. As such, the length and full scope of the economic impact of
COVID-19
and other consequential changes it will have on Granite’s business and operations in the long-term cannot be forecasted with certainty at this time. Certain aspects of Granite’s business and operations that could potentially be impacted include rental income, occupancy, capital expenditures, future demand for space and market rents, all of which ultimately impact the underlying valuation of investment properties.

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3. ACQUISITIONS
During the years ended December 31, 2021 and 2020, Granite made the following property acquisitions:
2021
Acquisitions

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost
Income-producing properties:

3090 Highway 42 (1)	Locust Grove, GA	March 12, 2021	$85,138	$401	$85,539
3801 Rock Creek Blvd.	Joliet, IL	June 25, 2021	30,247	75	30,322
3900 Rock Creek Blvd.	Joliet, IL	June 25, 2021	34,673	85	34,758
1695-1701 Crossroads Dr.	Joliet, IL	June 25, 2021	50,657	118	50,775

US Portfolio (four properties):
1243 Gregory Dr.	Antioch, IL
60 Logistics Blvd.	Richwood, KY
8740 South Crossroads Dr.	Olive Branch, MS
12577 State Line Rd.	Olive Branch, MS	September 3, 2021	243,697	337	244,034
1600 Rock Creek Blvd.	Joliet, IL	September 7, 2021	20,705	616	21,321
Sophialaan 5	Utrecht, Netherlands	September 17, 2021	42,125	3,432	45,557
100 Ronson Dr.	Toronto, ON	December 13, 2021	18,436	818	19,254
110 Ronson Dr.	Toronto, ON	December 13, 2021	16,164	1,001	17,165
115 Sinclair Blvd.	Brantford, ON	December 17, 2021	66,000	1,491	67,491
Hazeldonk 6520 – 6524	Breda, Netherlands	December 17, 2021	87,931	7,030	94,961
Hazeldonk 6526 – 6530	Breda, Netherlands	December 17, 2021	54,699	4,373	59,072
5400 E. 500 S. (2)	Whitestown, IN	December 22, 2021	87,478	212	87,690
			837,950	19,989	857,939

Properties under development:
2120 Logistics Way	Murfreesboro, TN	June 30, 2021	17,308	213	17,521
Highway 109	Lebanon, TN	September 8, 2021	6,505	67	6,572
			23,813	280	24,093

Development land:
375/395 Hardy Rd.	Brantford, ON	August 16, 2021	62,201	1,491	63,692
			$923,964	$21,760	$945,724

(1)
The Trust acquired the leasehold interest in the property which resulted in the recognition of a right-of-use
asset, including transaction costs, of $85,539. The Trust will acquire freehold title to the property on December 1, 2028.

(2)	The property purchase price includes a tenant allowance of $8.1 million (US$6.3 million) which is unpaid as of December 31, 2021.

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2020
Acquisitions

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost
Property under development:

Aquamarijnweg 2 (1)	Bleiswijk, Netherlands	March 13, 2020	$35,632	$145	$35,777

Income-producing properties:
Oude Graaf 15	Weert, Netherlands	May 1, 2020	31,910	253	32,163
De Kroonstraat 1 (2)	Tilburg, Netherlands	July 1, 2020	71,716	710	72,426
Francis Baconstraat 4	Ede, Netherlands	July 1, 2020	21,403	178	21,581
8995 Airport Rd.	Brampton, ON	September 1, 2020	22,173	593	22,766
555 Beck Cres.	Ajax, ON	September 30, 2020	15,350	407	15,757
8500 Tatum Rd. (3)	Palmetto, GA	November 12, 2020	105,184	189	105,373
Industrieweg 15	Voorschoten, Netherlands	November 20, 2020	24,577	1,708	26,285
Zuidelijke Havenweg 2	Hengelo, Netherlands	December 4, 2020	46,226	2,882	49,108
Beurtvaartweg 2-4, Sprengenweg 1-2	Nijmegen, Netherlands	December 18, 2020	39,067	2,531	41,598
12 Tradeport Rd.	Hanover Township, PA	December 22, 2020	174,722	2,212	176,934
250 Tradeport Rd.	Nanticoke, PA	December 22, 2020	79,776	1,074	80,850

Midwest portfolio (five properties):
6201 Green Pointe Dr. S.	Groveport, OH
8779 Le Saint Dr.	Hamilton, OH
8754 Trade Port Dr.	West Chester, OH
445 Airtech Pkwy.	Indianapolis, IN	June 18, 2020	177,647	801	178,448
5415 Centerpoint Pkwy.	Obetz, OH	July 8, 2020	45,092	256	45,348

Memphis portfolio (three properties):
4460 E. Holmes Rd.	Memphis, TN
4995 Citation Dr.	Memphis, TN
8650 Commerce Dr.	Southaven, MS	June 18, 2020	111,590	497	112,087

Mississauga portfolio (four properties):
5600, 5610, 5620 and
5630 Timberlea Blvd.	Mississauga, ON	September 28, 2020	19,450	444	19,894
			985,883	14,735	1,000,618

Development land:
5005 Parker Henderson Rd.	Fort Worth, TX	June 8, 2020	8,932	332	9,264
			$1,030,447	$15,212	$1,045,659

(1)
The development in Bleiswijk, Netherlands was completed in September 2020 and subsequently transferred to income-producing properties. The property purchase price includes a tenant allowance of $6.8 million (
€
4.4 million) paid in September 2020 associated with the acquisition.

(2)	Excludes construction costs and holdbacks of $12.4 million ( € 8.1million) related to a 0.1 million square foot expansion paid during the fourth quarter of 2020.
(3)
The Trust acquired the leasehold interest in this property which resulted in the recognition of a right-of-use
asset, including transaction costs, of $105,373. The Trust will acquire freehold title to the property on December 1, 2029.

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During the year ended
December
31, 2021, transaction costs of $21.5 million (2020 — $15.2 million), which included land transfer taxes, and legal and advisory costs, were first capitalized to the cost of the respective properties and then subsequently expensed to net fair value gains on investment properties on the combined statements of net income as a result of measuring the properties at fair value.

4. INVESTMENT PROPERTIES

As at December 31,	2021	2020
Income-producing properties	$7,727,368	$5,786,338
Properties under development	162,817	31,488
Land held for development	80,973	37,757
	$7,971,158	$5,855,583
Changes in investment properties are shown in the following
table:

Years Ended December 31,	2021			2020
	Income- producing properties	Properties under development	Land held for development	Income- producing properties	Properties under development	Land held for development

Balance, beginning of year	$5,786,338	$31,488	$37,757	$4,377,623	$51,310	$28,966
Maintenance or improvements	10,897	—	—	3,997	—	—
Leasing commissions	2,456	3,298	—	3,449	—	—
Tenant allowances	3,439	—	—	1,784	—	—
Developments or expansions	8,726	88,729	1,906	12,582	39,083	458
Acquisitions (note 3)	857,939	24,093	63,692	1,000,618	35,777	9,264
Costs to complete acquired property (note 6)	8,344	—	—	8,622	—	—
Disposals (note 5)	(36,793)	—	—	(31,276)	—	—
Transfer to properties under development	—	16,812	(16,812)	—	—	—
Transfer to income-producing properties	—	—	—	97,733	(97,733)	—
Amortization of straight-line rent	8,889	—	—	8,842	—	—
Amortization of tenant allowances	(5,105)	—	—	(5,321)	—	—
Other changes	350	—	—	(16)	—	—
Fair value gains (losses), net	1,300,499	(280)	(1,354)	273,914	(145)	(332)
Foreign currency translation, net	(157,468)	(1,323)	(747)	33,787	3,196	(599)
Classified as assets held for sale (note 5)	(61,143)	—	(3,469)	—	—	—
Balance, end of year	$7,727,368	$162,817	$80,973	$5,786,338	$31,488	$37,757
The Trust determines the fair value of an income-producing property based upon, among other things, rental income from current leases and assumptions about rental income from future leases reflecting market conditions and lease renewals at the applicable balance sheet dates, less future cash outflows in respect of such leases. Fair values are primarily determined by discounting the expected future cash flows, generally over a term of 10 years, plus a terminal value based on the application of a capitalization rate to estimated year 11 cash flows. The fair values of properties

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under development are measured using a discounted cash flow model, net of costs to complete, as of the balance sheet date. The Trust measures its investment properties using valuations prepared by management. The Trust does not measure its investment properties based on valuations prepared by external appraisers but uses such external appraisals as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of certain of Granite’s portfolio and tenant profile and its knowledge of the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. There has been no change in the valuation methodology during the year.
Refer to note 2(q) for a discussion of the impact of the
COVID-19
pandemic on the Trust’s business and operations, including the valuation of investment properties.
Included in investment properties is $35.7 million (December 31, 2020 — $27.2 million) of net straight-line rent receivables arising from the recognition of rental revenue on a straight-line basis over the lease term.
Details about contractual obligations to purchase, construct and develop properties can be found in the commitments and contingencies note (note 21).
Tenant minimum rental commitments payable to Granite on
non-cancellable
operating leases as at December 31, 2021 are as follows:

2022	$357,327
2023	334,660
2024	255,396
2025	231,666
2026	199,784
2027 and thereafter	975,598
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    Granite REIT 2021

Valuations are most sensitive to changes in discount rates and terminal capitalization rates. The key valuation metrics for income-producing properties by country are set out below:

As at December 31,	2021 (1)			2020
	Weighted average (2)	Maximum	Minimum	Weighted average (2)	Maximum	Minimum
Canada
Discount rate	5.14%	6.50%	4.50%	5.71%	6.25%	5.25%
Terminal capitalization rate	4.54%	5.75%	4.00%	5.22%	5.50%	4.75%

United States
Discount rate	5.54%	9.25%	4.75%	6.18%	9.25%	5.00%
Terminal capitalization rate	4.79%	8.50%	3.75%	5.58%	8.50%	4.75%

Germany
Discount rate	6.48%	9.75%	4.90%	6.85%	9.00%	5.50%
Terminal capitalization rate	5.38%	8.75%	3.90%	5.83%	8.25%	4.50%

Austria
Discount rate	8.28%	9.50%	7.90%	8.58%	10.50%	8.25%
Terminal capitalization rate	7.16%	7.65%	6.65%	7.47%	9.75%	7.00%

Netherlands
Discount rate	4.44%	6.25%	3.60%	4.99%	6.25%	4.40%
Terminal capitalization rate	4.94%	7.40%	3.80%	5.58%	7.40%	4.80%

Other
Discount rate	N/A	N/A	N/A	7.32%	7.50%	7.00%
Terminal capitalization rate	N/A	N/A	N/A	6.97%	9.75%	6.00%

Total
Discount rate	5.67%	9.75%	3.60%	6.38%	10.50%	4.40%
Terminal capitalization rate	5.03%	8.75%	3.75%	5.82%	9.75%	4.50%

(1)	Excludes assets held for sale (note 5).
(2)	Weighted based on income-producing property fair value.
The table below summarizes the sensitivity of the fair value of income-producing properties to changes in either the discount rate or terminal capitalization rate:

	Discount Rate		Terminal Capitalization Rate
Rate sensitivity	Fair value	Change in fair value	Fair value	Change in fair value
+50 basis points	$7,427,244	$(300,124)	$7,249,199	$(478,169)
+25 basis points	7,575,460	(151,908)	7,476,136	(251,232)
Base rate	7,727,368	—	7,727,368	—
-25 basis points	7,882,953	155,585	8,006,996	279,628
-50 basis points	$8,042,436	$315,068	$8,320,427	$593,059

Granite REIT 2021

5. ASSETS HELD FOR SALE AND DISPOSITIONS
Assets Held for Sale
At December 31, 2021, two income-producing properties and one piece of land located in Czech Republic and Poland having a total fair value of $64.6 million are classified as assets held for sale. At December 31, 2020, there were no investment properties classified as assets held for sale.
Dispositions
During the year ended December 31, 2021, Granite disposed of three properties located in the United Kingdom and Austria. The details of the disposed properties are as follows:

Property	Location	Date disposed	Sale price
Hedera Road, Ravensbank Business Park	Redditch, United Kingdom	January 28, 2021	$10,550
Puchberger Straße 267	Weikersdorf, Austria	June 30, 2021	13,230
Götzendorfer Straße 3-5	Ebergassing, Austria	November 30, 2021	13,013
			$36,793
During the year ended December 31, 2020, Granite disposed of three properties located in Canada and Spain for gross proceeds totaling $31.3 million.
During the year ended December 31, 2021, Granite incurred $0.8 million (2020 — $0.9 million) of broker commissions and legal and advisory costs associated with the disposals which are included in loss on sale of investment properties, net, on the combined statements of net income.

6. NON-CURRENT ASSETS
Construction Funds In Escrow
On November 19, 2019, Granite acquired a developed property located at 1301 Chalk Hill Road, Dallas, Texas which had outstanding construction work. Consequently, $20.5 million (US$15.5 million) of the purchase price was placed in escrow to pay for the remaining construction costs. The funds are released from escrow as the construction is completed. As construction is completed, the construction costs are capitalized to the cost of the investment property. During the year ended December 31, 2021, $8.3 million (US$6.6 million) was released from escrow and capitalized to the property (note 4) (2020 — $8.6 million (US$6.3 million)). As at December 31, 2021, there was no outstanding balance in escrow (2020 — $8.4 million (US$6.6 million)).
Loan Receivable
During the year ended December 31, 2021, Granite advanced $10.5 million (US$8.3 million) by means of a loan to the developer of two industrial properties being constructed in Indiana, United States. The loan has a maximum draw amount of $69.6 million (US$55.0 million). The loan, due upon completion of the development which is expected to be in late 2022, is secured by the properties under construction and related land.
On September 1, 2021, Granite entered into a purchase and sale agreement with the developer to acquire the two properties upon completion for $98.1 million (US$77.5 million) plus estimated leasing costs and sustainability features of $8.6 million (US$6.8 million), subject to customary closing conditions.

    Granite REIT 2021

Other Assets

As at December 31,	2021	2020
Deferred financing costs associated with the revolving credit facility	$2,472	$599
Long-term receivables	308	349
	$2,780	$948
On March 31, 2021, the Trust amended its existing unsecured revolving credit facility agreement to extend the existing maturity date from February 1, 2023 to March 31, 2026 and increased its borrowing capacity under the credit facility from $0.5 billion to $1.0 billion (note 10), resulting in financing costs of $2.9 million being incurred. In addition, during the year ended December 31, 2021, Granite recorded an acceleration of $0.5 million amortization for its original credit facility’s financing costs (note 13(d)) (2020 — nil).

7. UNSECURED DEBT AND CROSS CURRENCY INTEREST RATE SWAPS

(a)	Unsecured Debentures and Term Loans, Net

As at December 31,		2021		2020
	Maturity Date	Amortized Cost (1)	Principal issued and outstanding	Amortized Cost (1)	Principal issued and outstanding
2021 Debentures	July 5, 2021	$—	$—	$249,870	$250,000
2023 Debentures	November 30, 2023	399,387	400,000	399,066	400,000
2027 Debentures	June 4, 2027	497,618	500,000	497,179	500,000
2028 Debentures	August 30, 2028	497,420	500,000	—	—
2030 Debentures	December 18, 2030	497,317	500,000	497,060	500,000
2024 Term Loan	December 19, 2024	233,740	234,136	235,419	235,949
2026 Term Loan	December 11, 2026	299,607	300,000	299,528	300,000
		$2,425,089	$2,434,136	$2,178,122	$2,185,949

(1)
The amounts outstanding are net of deferred financing costs and, in the case of the term loans, debt modification losses. The deferred financing costs and debt modification losses are amortized using the effective interest method and are recorded in interest expense.

As at December 31,	2021	2020
Unsecured Debentures and Term Loans, Net
Non-current	$2,425,089	$1,928,252
Current	—	249,870
	$2,425,089	$2,178,122
2021 Debentures
On July 3, 2014, Granite REIT Holdings Limited Partnership (“Granite LP”), a wholly-owned subsidiary of Granite, issued at par $250.0 million aggregate principal amount of 3.788% Series 2 senior debentures due July 5, 2021 (the “2021 Debentures”). Interest on the 2021 Debentures was payable semi-annually in arrears on January 5 and July 5 of each year. Deferred financing costs of $1.6 million were incurred and recorded as a reduction against the principal owing.

Granite REIT 2021

The 2021 Debentures were redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2021 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2021 Debenture, a price equal to which, if the 2021 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 46.0 basis points above the yield that a non-callable
Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of July 5, 2021.
On January 4, 2021, Granite LP redeemed in full the outstanding $250.0 million aggregate principal amount of the 2021 Debentures. Granite incurred early redemption premium of $4.0 million, which was recorded in interest expense and other financing costs in the combined statement of net income (note 13(d)). In conjunction with the redemption, the 2021 Cross Currency Interest Rate Swap was terminated on January 4, 2021, and the related mark to market liability of $18.8 million was settled.
2023 Debentures
On December 20, 2016, Granite LP issued $400.0 million aggregate principal amount of 3.873% Series 3 senior debentures due November 30, 2023 (the “2023 Debentures”) at a nominal premium. Interest on the 2023 Debentures is payable semi-annually in arrears on May 30 and November 30 of each year. Deferred financing costs of $2.2 million were incurred and recorded as a reduction against the principal owing.
The 2023 Debentures are redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2023 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2023 Debenture, a price equal to which, if the 2023 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 62.5 basis points above the yield that a non-callable
Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of November 30, 2023. Granite also has the option to redeem the 2023 Debentures at par plus any accrued
and unpaid interest within two months of the maturity date of November 30, 2023.
2027 Debentures
On June 4, 2020, Granite LP issued at par $500.0 million aggregate principal amount of 3.062% Series 4 senior debentures due June 4, 2027 (the “2027 Debentures”). Interest on the 2027 Debentures is payable semi-annually in arrears on June 4 and December 4 of each year. Deferred financing costs of $3.0 million were incurred in connection with the issuance of the 2027 Debentures and are recorded as a reduction against the principal owing.
The 2027 Debentures are redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2027 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2027 Debenture, a price equal to which, if the 2027 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 65.0 basis points above the yield that a non-callable
Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of June 4, 2027. Granite also has the option to redeem the 2027 Debentures at par plus any accrued and unpaid interest within two months of the maturity date of June 4, 2027.

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2028 Debentures
On August 30, 2021, Granite LP issued at par $500.0 million aggregate principal amount of 2.194% Series 6 senior unsecured debentures due August 30, 2028 (the “2028 Debentures”). Interest on the 2028 Debentures is payable semi-annually in arrears on February 28 and August 30 of each year. Deferred financing costs of $2.7 million were incurred in connection with the issuance of the 2028 Debentures and are recorded as a reduction against the principal owing.
The 2028 Debentures are redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2028 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2028 Debenture, a price equal to which, if the 2028 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 28.5 basis points above the yield that a non-callable
Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of August 30, 2028. Granite also has the option to redeem the 2028 Debentures at par plus any accrued and unpaid interest within two months of the maturity date of August 30, 2028.
2030 Debentures
On December 18, 2020, Granite LP issued at par $500.0 million aggregate principal amount of 2.378% Series 5 senior debentures due December 18, 2030 (the “2030 Debentures”). Interest on the 2030 Debentures is payable semi-annually in arrears on June 18 and December 18 of each year. Deferred financing costs of $3.0 million were incurred in connection with the issuance of the 2030 Debentures and are recorded as a reduction against the principal owing.
The 2030 Debentures are redeemable, in whole or in part, at Granite’s option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2030 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2030 Debenture, a price equal to which, if the 2030 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 39.5 basis points above the yield that a non-callable
Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of December 18, 2030. Granite also has the option to redeem the 2030 Debentures at par plus any accrued and unpaid interest within three months of the maturity date of December 18, 2030.
2024 Term Loan
On December 19, 2018, Granite LP entered into and fully drew down a US$185.0 million senior unsecured non-revolving
term facility that originally matured on December 19, 2022. On October 10, 2019, Granite refinanced the US$185.0 million term facility and extended the maturity date two years to December 19, 2024 (the “2024 Term Loan”). The 2024 Term Loan is fully prepayable without penalty. Any amount repaid may not be re-borrowed.
Interest on drawn amounts is calculated based on LIBOR plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in arrears. Deferred financing costs of $0.8 million were incurred and are recorded as a reduction against the principal owing.
In conjunction with the extension, the previously existing cross currency interest rate swap associated with the term facility was terminated on September 24, 2019 and blended into a new cross currency interest rate swap (note 7(b)).

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2026 Term Loan
On December 12, 2018, Granite LP entered into and fully drew down a $300.0 million senior unsecured non-revolving
term facility that originally matured on December 12, 2025. On November 27, 2019, Granite refinanced the $300.0 million term facility and extended the maturity date one year to December 11, 2026 (the “2026 Term Loan”). The 2026 Term Loan is fully prepayable without penalty. Any amount repaid may not be re-borrowed.
Interest on drawn amounts is calculated based on the Canadian Dollar Offered Rate (“CDOR”) plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in advance. Deferred financing costs of $1.5 million were incurred and are recorded as a reduction against the principal owing.
In conjunction with the extension, the previously existing cross currency interest rate swap associated with the term facility was settled on November 27, 2019 and a new cross currency interest rate swap was entered into (note 7(b)).
The 2021 Debentures, 2023 Debentures, 2027 Debentures, 2028 Debentures, 2030 Debentures, 2024 Term Loan and 2026 Term Loan rank pari passu with all of Granite LP’s other existing and future senior unsecured indebtedness and are guaranteed by Granite REIT and Granite GP.

(b)	Cross Currency Interest Rate Swaps

As at December 31,	2021	2020
Financial assets at fair value
2027 Cross Currency Interest Rate Swap	$28,752	$28,676
2030 Cross Currency Interest Rate Swap	26,172	—
2026 Cross Currency Interest Rate Swap	7,844	—
	$62,768	$28,676
Financial liabilities at fair value
2021 Cross Currency Interest Rate Swap	$—	$16,953
2023 Cross Currency Interest Rate Swap	6,551	36,540
2028 Cross Currency Interest Rate Swap	7,017	—
2030 Cross Currency Interest Rate Swap	—	10,545
2024 Cross Currency Interest Rate Swap	5,056	25,370
2026 Cross Currency Interest Rate Swap	—	24,856
	$18,624	$114,264

As at December 31,	2021	2020
Financial assets at fair value
Non-current	$62,768	$28,676
Current	—	—
	$62,768	$28,676
Financial liabilities at fair value
Non-current	$18,624	$97,311
Current	—	16,953
	$18,624	$114,264
On July 3, 2014, Granite LP entered into a cross currency interest rate swap (the “2021 Cross Currency Interest Rate Swap”) to exchange the 3.788% semi-annual interest payments from the

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2021 Debentures for Euro denominated payments at a 2.68% fixed interest rate. On January 4, 2021, the 2021 Cross Currency Interest Rate Swap was terminated in conjunction with the redemption of the 2021 Debentures (note 7(a)).
On December 20, 2016, Granite LP entered into a cross currency interest rate swap (the “2023 Cross Currency Interest Rate Swap”) to exchange the 3.873% semi-annual interest payments from the 2023 Debentures for Euro denominated payments at a 2.43% fixed interest rate. In addition, under the terms of the swap, Granite LP will pay principal proceeds of
€
281.1 million in exchange for which it will receive $400.0 million on November 30, 2023.
On September 24, 2019, in conjunction with a refinancing, Granite LP entered into a new cross currency interest rate swap (the “2024 Cross Currency Interest Rate Swap”) to exchange the LIBOR plus margin monthly interest payments from the 2024 Term Loan for Euro denominated payments at a 0.522% fixed interest rate. In addition, under the terms of the 2024 Cross Currency Interest Rate Swap, Granite LP will pay principal proceeds of
€
168.2 million in exchange for which it will receive US$185.0 million on December 19, 2024.
On November 27, 2019, also in conjunction with a refinancing, Granite LP entered into a new cross currency interest rate swap (the “2026 Cross Currency Interest Rate Swap”) to exchange the CDOR plus margin monthly interest payments from the 2026 Term Loan for Euro denominated payments at a 1.355% fixed interest rate. In addition, under the terms of the swap, Granite LP will pay principal proceeds of
€
205.5 million in exchange for which it will receive $300.0 million on December 11, 2026.
On June 4, 2020, Granite LP entered into a cross currency interest rate swap (the “2027 Cross Currency Interest Rate Swap”) to exchange the $500.0 million proceeds and the 3.062% semi-annual interest payments from the 2027 Debentures for US$370.3 million and US dollar denominated interest payments at a 2.964% fixed interest rate. In addition, under the terms of the swap, Granite LP will pay principal proceeds of US$370.3 million in exchange for which it will receive $500.0 million on June 4, 2027.
On December 18, 2020, Granite LP entered into a cross currency interest rate swap (the “2030 Cross Currency Interest Rate Swap”) to exchange the 2.378% semi-annual interest payments from the 2030 Debentures for Euro denominated interest payments at a 1.045% fixed interest rate. In addition, under the terms of the swap, Granite LP will pay principal proceeds of
€
319.4 million in exchange for which it will receive $500.0 million on December 18, 2030.
On August 30, 2021, Granite LP entered into a cross currency interest rate swap (the “2028 Cross Currency Interest Rate Swap”) to exchange the $500.0 million proceeds and the 2.194% semi-annual interest payments from the 2028 Debentures for US$397.0 million and US dollar denominated interest payments at a 2.096% fixed interest rate. In addition, under the terms of the swap, Granite LP will pay principal proceeds of US$397.0 million in exchange for which it will receive $500.0 million on August 30, 2028. On February 3, 2022, Granite terminated $350.0 million of a total $500.0 million principal of the 2028 Cross Currency Interest Rate Swap and simultaneously entered into a new $350.0 million cross-currency interest rate swap maturing August 30, 2028 to exchange the Canadian dollar denominated principal and interest payments of the 2028 Debentures for Euro denominated payments at a fixed interest rate of 0.536% (note 22(c)).
The cross currency interest rate swaps are designated as net investment hedges of the Trust’s investments in foreign operations. The effectiveness of the hedges is assessed quarterly. Gains and losses associated with the effective portion of the hedges are recognized in other comprehensive income. For the year ended December 31, 2021, the Trust has assessed the net

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investment hedge associated with each cross currency interest rate swap, except for the 2021 Cross Currency Interest Rate Swap and a portion of the 2024 Cross Currency Interest Rate Swap, to be effective.
On December 18, 2020, as a result of the designation of the 2030 Cross Currency Interest Rate Swap, the Trust
de-designated
the 2021 Cross Currency Interest Rate Swap. Since the Trust did not employ hedge accounting for the 2021 Cross Currency Interest Rate Swap from the period January 1 to January 3, 2021, a fair value loss of $0.7 million is recognized in fair value losses on financial instruments, net (note 13(e)) in the combined statement of net income.
With the refinancing of the 2024 Term Loan in 2019, the Trust has assessed only the foreign exchange movements associated with the fair value change of the 2024 Cross Currency Interest Rate Swap to be effective. Accordingly, the change in fair value relating to foreign exchange movements on the 2024 Cross Currency Interest Rate Swap is recorded in other comprehensive income. For the year ended December 31, 2021, since there is no effective hedge for the interest and other movements associated with the fair value change of the 2024 Cross Currency Interest Rate Swap, a fair value gain of $2.1 million is recognized in fair value losses on financial instruments, net (note 13(e)) in the combined statement of net income.
The Trust has elected to record the differences resulting from the lower interest rates associated with the cross currency interest rate swaps in the combined statements of net income.

8. SECURED DEBT
On December 17, 2021, Granite entered into a secured construction loan relating to a development project in Texas, United States. The loan has a maximum draw amount of $56.1 million (US$44.3 million) and is secured by the property under construction and related land. The loan matures on December 17, 2023 and bears interest at the US prime rate minus 90 basis points. Granite also has the option to extend the maturity date to December 17, 2024, subject to certain terms and conditions. As at December 31, 2021, the balance of the loan is $0.8 million (US$0.6 million) (2020 — nil).

9. LEASE OBLIGATIONS
As at December 31, 2021, the Trust had leases for the use of office space, office and other equipment, and ground leases for the land upon which four income-producing properties in Europe and Canada are situated. The Trust recognized these leases as right-of-use
assets and recorded related lease liability obligations.
Future minimum lease payments relating to the
right-of-use
assets as at December 31, 2021 in aggregate for the next five years and thereafter are as follows:

2022	$505
2023	318
2024	292
2025	259
2026	231
2027 and thereafter	30,545
$32,150

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During the year ended December 31, 2021, the Trust recognized $1.6 million (2020 — $1.6 million) of interest expense related to lease obligations (note 13(d)).

10. CURRENT LIABILITIES
Deferred Revenue
Deferred revenue relates to prepaid and unearned revenue received from tenants and fluctuates with the timing of rental receipts.
Bank Indebtedness
On March 31, 2021, the Trust amended its existing unsecured revolving credit facility agreement to extend the existing maturity date of February 1, 2023 to March 31, 2026. In addition, the credit facility’s limit increased from $0.5 billion to $1.0 billion. Draws on the credit facility are available by way of Canadian dollar, US dollar or Euro denominated loans or Canadian dollar or US dollar denominated letters of credit. The credit facility provides Granite the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $500.0 million with the consent of the participating lenders. As at December 31, 2021, the Trust had no amounts drawn (2020 — nil) from the credit facility and $1.7 million (2020 — $1.0 million) in letters of credit issued against the facility.
Accounts Payable and Accrued Liabilities

As at December 31,	2021	2020
Accounts payable	$5,400	$3,849
Commodity tax payable	8,385	4,337
Tenant security deposits	6,822	6,327
Employee unit-based compensation	11,525	7,118
Trustee/director unit-based compensation	8,935	5,219
Accrued salaries, incentives and benefits	5,875	5,783
Accrued interest payable	7,235	7,956
Accrued construction costs	24,399	6,285
Accrued professional fees	1,641	2,452
Acquisition related liabilities	19,579	634
Accrued property operating costs	5,768	8,878
Other tenant related liabilities	5,511	1,690
Other accrued liabilities	2,169	669
	$113,244	$61,197

11. DISTRIBUTIONS TO STAPLED UNITHOLDERS
Total distributions declared to stapled unitholders in the year ended December 31, 2021 were $192.6 million (2020 — $165.4 million) or $3.01 per stapled unit (2020 — $2.91 per stapled unit).
Distributions payable at December 31, 2021 of $17.0 million (25.8 cents per stapled unit), representing the December 2021 monthly distribution, were paid on January 14, 2022. Distributions payable at December 31, 2020 of $15.4 million were paid on January 15, 2021 and represented the December 2020 monthly distribution.

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Subsequent to December 31, 2021, the distributions declared in January 2022 in the amount of $17.0 million or 25.8 cents per stapled unit were paid on February 15, 2022 and the distributions declared in February 2022 of $17.0 million or 25.8 cents per stapled unit will be paid on March 15, 2022.

12. STAPLED UNITHOLDERS’ EQUITY

(a)	Stapled Units
The stapled units consist of one unit of Granite REIT and one common share of Granite GP. Granite REIT is authorized to issue an unlimited number of units. Granite GP’s authorized share capital consists of an unlimited number of common shares without par value. Each stapled unit is entitled to distributions and/or dividends in the case of Granite GP as and when declared and, in the event of termination of Granite REIT and Granite GP, to the net assets of Granite REIT and Granite GP remaining after satisfaction of all liabilities.

(b)	Unit-Based Compensation
Incentive Stock Option Plan
The Incentive Stock Option Plan allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. As at December 31, 2021 and December 31, 2020, there were no options outstanding under this plan.
Director/Trustee Deferred Share Unit Plan
The Trust has two
Non-Employee
Director Share-Based Compensation Plans (the “DSPs”) which provide for a deferral of up to 100% of each non-employee
director’s total annual remuneration, at specified levels elected by each director. The amounts deferred under the DSPs are reflected by notional deferred share units (“DSUs”) whose value at the time that the particular payment to the director is determined reflects the fair market value of a stapled unit. The value of a DSU subsequently appreciates or depreciates with changes in the market price of the stapled units. The DSPs also provide for the accrual of notional distribution equivalents on any distributions paid on the stapled units. Under the DSPs, when a director leaves the Board, the director receives a cash payment at an elected date equal to the value of the accumulated DSUs at such date.
A reconciliation of the changes in the notional DSUs outstanding is presented below:

	2021		2020
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
DSUs outstanding, January 1	67	$52.93	50	$48.01
Granted	18	79.64	17	67.04
DSUs outstanding, December 31	85	$58.50	67	$52.93

    Granite REIT 2021

Executive Deferred Stapled Unit Plan
The Executive Stapled Unit Plan (the “Restricted Stapled Unit Plan”) of the Trust provides for the issuance of Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”) and is designed to provide equity-based compensation in the form of stapled units to executives and other employees (the “Participants”). The maximum number of stapled units which may be issued pursuant to the Restricted Stapled Unit Plan is 1.0 million. The Restricted Stapled Unit Plan entitles a Participant to receive a stapled unit or a cash payment equal to the market value of the stapled unit, which on any date is the volume weighted average trading price of a stapled unit on the Toronto Stock Exchange or New York Stock Exchange over the preceding five trading days. The form of redemption of the stapled units is determined by the Compensation, Governance and Nominating Committee and is not at the option of the Participant. Vesting conditions in respect of a grant are determined by the Compensation, Governance and Nominating Committee at the time the grant is made and may result in the vesting of more or less than 100% of the number of stapled units. The Restricted Stapled Unit Plan also provides for the accrual of distribution equivalent amounts based on distributions paid on the stapled units. Stapled units are, unless otherwise agreed or otherwise required by the Restricted Stapled Unit Plan, settled within 60 days following vesting.
A reconciliation of the changes in notional stapled units outstanding under the Restricted Stapled Unit Plan is presented below:

	2021		2020
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
RSUs and PSUs outstanding, January 1	128	$59.83	145	$55.93
New grants and distributions (1)	51	78.91	54	67.09
Forfeited	—	—	(7)	73.64
Settled in cash	(24)	59.38	(33)	55.70
Settled in stapled units	(27)	59.38	(31)	55.70
RSUs and PSUs outstanding, December 31 (2)	128	$67.19	128	$59.83

(1)	Includes 18.7 RSUs and 25.0 PSUs granted during the year ended December 31, 2021 (2020 — 22.1 RSUs and 26.5 PSUs).
(2)	Total restricted stapled units outstanding at December 31, 2021 include a total of 50.2 RSUs and 78.1 PSUs granted (2020 — 73.7 RSUs and 54.6 PSUs).
The fair value of the outstanding RSUs was $4.2 million at December 31, 2021 and is based on the market price of the Trust’s stapled unit. The fair value is adjusted for changes in the market price of the Trust’s stapled unit and recorded as a liability in the employee unit-based compensation payables (note 10).
The fair value of the outstanding PSUs was $7.3 million at December 31, 2021 and is recorded as a liability in the employee unit-based compensation payables (note 10). The fair value is calculated using the Monte-Carlo simulation model based on the assumptions below as well as a market adjustment factor based on the total unitholder return of the Trust’s stapled units relative to the S&P/TSX Capped REIT Index.

Granite REIT 2021

Grant date	January 1, 2021, January 1, 2020, January 1, August 12 and September 24, 2019
PSUs granted	76,100
Weighted average term to expiry	1.0 year
Average volatility rate	23.4%
Weighted average risk free interest rate	0.9%
The Trust’s unit-based compensation expense recognized in general and administrative expenses was:

Years ended December 31,	2021	2020

DSUs for trustees/directors (1)	$3,693	$1,918
Restricted Stapled Unit Plan for executives and employees	8,749	6,198
Unit-based compensation expense	$12,442	$8,116

Fair value remeasurement expense included in the above:
DSUs for trustees/directors	$2,275	$728
Restricted Stapled Unit Plan for executives and employees	3,778	1,361
Total fair value remeasurement expense	$6,053	$2,089

(1)	In respect of fees mandated and elected to be taken as DSUs.

(c)	Normal Course Issuer Bid
On May 19, 2021, Granite announced the acceptance by the Toronto Stock Exchange (“TSX”) of Granite’s Notice of Intention to Make a Normal Course Issuer Bid (“NCIB”). Pursuant to the NCIB, Granite proposes to purchase through the facilities of the TSX and any alternative trading system in Canada, from time to time and if considered advisable, up to an aggregate of 6,154,057 of Granite’s issued and outstanding stapled units. The NCIB commenced on May 21, 2021 and will conclude on the earlier of the date on which purchases under the bid have been completed and May 20, 2022. Pursuant to the policies of the TSX, daily purchases made by Granite through the TSX may not exceed 46,074 stapled units, subject to certain exceptions. Granite had entered into an automatic securities purchase plan with a broker in order to facilitate repurchases of the stapled units under the NCIB during specified blackout periods. Pursuant to a previous notice of intention to conduct a NCIB, Granite received approval from the TSX to purchase stapled units for the period May 21, 2020 to May 20, 2021.
During the year ended December 31, 2021, there were no stapled unit repurchases under the NCIB. During the year ended December 31, 2020, Granite repurchased 490,952 stapled units at an average stapled unit cost of $50.95 for total consideration of $25.0 million. The difference between the repurchase price and the average cost of the stapled units of $1.3 million was recorded to contributed surplus.

(d)	Stapled Unit Offerings
On June 9, 2021, Granite completed an offering of 3,979,000 stapled units at a price of $79.50 per unit for gross proceeds of $316.3 million, including 519,000 stapled units issued pursuant to the exercise of the over-allotment option granted to the underwriters. Total costs related to the offering totaled $13.2 million and were recorded as a reduction to stapled unitholders’ equity. The net proceeds received by Granite after deducting the total costs related to the offering were $303.1 million.

    Granite REIT 2021

On November 24, 2020, Granite completed an offering of 3,841,000 stapled units at a price of $75.00 per unit for gross proceeds of $288.1 million, including 501,000 stapled units issued pursuant to the exercise of the over-allotment option granted to the underwriters. Total costs related to the offering totaled $12.2 million and were recorded as a reduction to stapled unitholders’ equity. The net proceeds received by Granite after deducting the total costs related to the offering were $275.9 million.
On June 2, 2020, Granite completed an offering of 4,255,000 stapled units at a price of $68.00 per unit for gross proceeds of $289.3 million, including 555,000 stapled units issued pursuant to the exercise of the over-allotment option granted to the underwriters. Total costs related to the offering totaled $12.4 million and were recorded as a reduction to stapled unitholders’ equity. The net proceeds received by Granite after deducting the total costs related to the offering were $276.9 million.

(e)	Accumulated Other Comprehensive Income
Accumulated other comprehensive income consists of the following:

As at December 31,	2021	2020

Foreign currency translation gains on investments in subsidiaries, net of related hedging activities and non-controlling interests (1)	$53,798	$188,169
Fair value gains (losses) on derivatives designated as net investment hedges	18,153	(92,269)
	$71,951	$95,900

(1)	Includes foreign currency translation gains and losses from non-derivative financial instruments designated as net investment hedges.

13. RENTAL REVENUE, RECOVERIES, COSTS AND EXPENSES

(a)	Rental revenue consists of:

Years ended December 31,	2021	2020
Base rent	$331,403	$291,714
Straight-line rent amortization	8,889	8,842
Tenant incentive amortization	(5,105)	(5,321)
Property tax recoveries	38,898	31,439
Property insurance recoveries	3,290	2,640
Operating cost recoveries	16,113	10,885
	$393,488	$340,199

Granite REIT 2021

(b)	Property operating costs consist of:

Years ended December 31,	2021	2020
Non-recoverable from tenants:
Property taxes and utilities	$656	$973
Property insurance	449	303
Repairs and maintenance	331	698
Property management fees	451	247
Professional fees	199	201
Environmental and appraisals	294	334
Other	290	66
	$2,670	$2,822
Recoverable from tenants:
Property taxes and utilities	$42,961	$33,598
Property insurance	4,282	2,946
Repairs and maintenance	7,642	3,916
Property management fees	2,951	2,793
Other	306	1,089
	$58,142	$44,342
Property operating costs	$60,812	$47,164

(c)	General and administrative expenses consist of:

Years ended December 31,	2021	2020
Salaries, incentives and benefits	$17,092	$15,109
Audit, legal and consulting	3,444	3,423
Trustee/director fees including distributions, revaluations and expenses (1)	3,898	2,108
RSU and PSU compensation expense including distributions and revaluations (1)	8,749	6,198
Other public entity costs	1,961	1,986
Office rents including property taxes and common area maintenance costs	437	424
Capital tax	630	568
Information technology costs	1,825	1,045
Other	1,030	1,405
	$39,066	$32,266
Less: capitalized general and administrative expenses	(666)	(63)
	$38,400	$32,203

(1)	For fair value remeasurement expense amounts see note 12(b).
During the year ended December 31, 2021, Granite incurred less than $0.1 million (2020 — $0.2 million) of general and administrative expenses relating to
COVID-19.

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    Granite REIT 2021

(d)	Interest expense and other financing costs consist of:

Years ended December 31,	2021	2020
Interest and amortized issuance costs and modification losses relating to debentures and term loans	$38,428	$32,632
Early redemption premium relating to 2021 Debentures (note 7(a))	3,963	—
Amortization of deferred financing costs and other interest expense and charges (note 6)	3,870	2,229
Interest expense related to lease obligations (note 9)	1,572	1,595
	$47,833	$36,456
Less: capitalized interest	(607)	(617)
	$47,226	$35,839

(e)	Fair value losses (gains) on financial instruments, net, consist of:

Years ended December 31,	2021	2020
Foreign exchange forward contracts, net	$—	$93
Foreign exchange collar contracts, net (note 17(a))	2,627	(2,627)
Cross currency interest rate swaps (note 7(b))	(1,413)	5,936
	$1,214	$3,402
For the year ended December 31, 2021, the net fair value loss on financial instruments of $1.2 million is comprised of the net fair value loss on the foreign exchange collar contracts of $2.6 million, offset partially by the net fair value gain on the cross currency interest rate swaps of $1.4 million which is associated with the fair value movements of the 2021 Cross Currency Interest Rate Swap and 2024 Cross Currency Interest Rate Swap. The Trust did not employ or partially employed hedge accounting for the derivatives and foreign exchange collars, therefore the change in fair value is recognized in fair value losses on financial instruments, net, in the combined statement of net income.
For the year ended December 31, 2020, the net fair value loss on financial instruments of $3.4 million was mainly comprised of the the fair value loss on the cross currency interest rate swaps of $5.9 million which was associated with the fair value movements of the 2021 Cross Currency Interest Rate Swap and 2024 Cross Currency Interest Rate Swap, offset partially by the net fair value gain on the foreign exchange collar contracts of $2.6 million. The Trust did not employ or partially employed hedge accounting for the derivatives and foreign exchange collars, therefore the change in fair value was recognized in fair value losses on financial instruments, net, in the combined statement of net income.

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14. INCOME TAXES

(a)	The major components of the income tax expense are:

Years ended December 31,	2021	2020
Current income tax:
Current taxes	$13,572	$8,802
Current taxes referring to previous periods	(1,916)	(2,472)
Withholding taxes and other	(37)	261
	$11,619	$6,591

Deferred income tax:
Origination and reversal of temporary differences	$224,411	$78,724
Impact of changes in tax rates	1,955	2,941
Benefits arising from a previously unrecognized tax loss that reduced:
Current tax expense	—	(21,656)
Deferred tax expense	—	—
Withholding taxes on profits of subsidiaries	—	6
Other	2,582	2,486
	$228,948	$62,501
Income tax expense	$240,567	$69,092
For the year ended December 31, 2021, there was $5.1 million of current tax expense associated with the disposition of two properties in Austria. For the year ended December 31, 2020, there was $0.7 million of current tax expense associated with the disposition of a property in Spain.

(b)	The effective income tax rate reported in the combined statements of net income varies from the Canadian statutory rate for the following reasons:

Years ended December 31,	2021	2020
Income before income taxes	$1,550,839	$499,019

Expected income taxes at the Canadian statutory tax rate of 26.5% (2020 — 26.5%)	$410,972	$132,240
Income distributed and taxable to unitholders	(150,899)	(57,791)
Net foreign rate differentials	(24,099)	(9,954)
Net change in provisions for uncertain tax positions	(458)	(784)
Net permanent differences	176	(115)
Net effect of change in tax rates	1,955	2,941
Withholding taxes and other	2,920	2,555
Income tax expense	$240,567	$69,092

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(c)    Deferred tax assets and liabilities consist of temporary differences related to the following:

As at December 31,	2021	2020
Deferred tax assets:
Investment properties	$—	$490
Eligible capital expenditures	1,964	2,111
Other	2,488	2,129
Deferred tax assets	$4,452	$4,730
Deferred tax liabilities:
Investment properties	$609,418	$396,326
Withholding tax on undistributed subsidiary profits	—	149
Other	(4,751)	(3,634)
Deferred tax liabilities	$604,667	$392,841
(d)    Changes in the net deferred tax liabilities consist of the following:

Years ended December 31,	2021	2020
Balance, beginning of year	$388,111	$316,915
Deferred tax expense recognized in net income	228,948	62,501
Foreign currency translation of deferred tax balances	(16,844)	8,695
Net deferred tax liabilities, end of year	$600,215	$388,111
(e)    Net cash payments of income taxes amounted to a payment of $8.3 million for the year ended December 31, 2021 (2020 — $5.7 million) which included $0.3 million of withholding taxes paid (2020 — $0.1 million).
(f)    The Trust conducts operations in a number of countries with varying statutory rates of taxation. Judgment is required in the estimation of income tax expense and deferred income tax assets and liabilities in each of the Trust’s operating jurisdictions. This process involves estimating actual current tax exposure, assessing temporary differences that result from the different treatments of items for tax and accounting purposes, assessing whether it is more likely than not that deferred income tax assets will be realized and, based on all the available evidence, determining if a provision is required on all or a portion of such deferred income tax assets. The Trust reports a liability for uncertain tax positions (‘‘unrecognized tax benefits’’) taken or expected to be taken in a tax return. The Trust recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.
As at December 31, 2021, the Trust had $10.5 million (2020 — $11.6 million) of unrecognized income tax benefits, (including $0.3 million (2020 — $0.3 million) related to accrued interest and penalties), all of which could ultimately reduce the Trust’s effective tax rate should these tax benefits become recognized. The Trust believes that it has adequately provided for reasonably foreseeable outcomes related to tax examinations and that any resolution will not have a material effect on the combined financial position, results of operations, or cash flows. However, the Trust cannot predict with any level of certainty the exact nature of any future possible outcome.

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A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

As at December 31,	2021	2020
Unrecognized tax benefits balance, beginning of year	$11,568	$11,422
Decreases for tax positions of prior years	(2,085)	(2,370)
Increases for tax positions of current year	1,859	1,766
Foreign currency impact	(872)	750
Unrecognized tax benefits balance, end of year	$10,470	$11,568
It is reasonably possible that the gross unrecognized tax benefits, as of December 31, 2021, could decrease in the next 12 months. The quantum of the decrease could range between a nominal amount and $2.0 million (2020 — a nominal amount and $2.4 million) and relates primarily to tax years becoming statute barred for purposes of future tax examinations by local taxing authorities and the outcome of current tax examinations. For the year ended December 31, 2021, $0.1 million of interest and penalties was recorded (2020 — $0.1 million) as part of the provision for income taxes in the combined statements of net income.
As at December 31, 2021, the following tax years remained subject to examination:

Major Jurisdictions
Canada	2015 through 2021
United States	2018 through 2021
Austria	2016 through 2021
Germany	2016 through 2021
Netherlands	2016 through 2021
As at December 31, 2021, the Trust has approximately $203.5 million (2020 — $165.2 million) of losses
and other deductible temporary differences in various tax jurisdictions that the Trust believes are not probable to be realized. As a result, no deferred tax asset has been recognized for these losses and other deductible temporary differences as of December 31, 2021. Included in this number are Canadian capital loss carryforwards that do not expire of $140.5 million (2020 — $116.7 million).
The aggregate amount of
temporary
differences
associated with investments in
subsidiaries
for which deferred tax liabilities have not been recognized as at December 31, 2021 is approximately $321.4 million (2020 — approximately $141.6 million).

15. SEGMENTED DISCLOSURE INFORMATION
The Trust has one reportable segment — the ownership and rental of industrial real estate as determined by the information reviewed by the chief operating decision maker who is the President and Chief Executive Officer. The following tables present certain information with respect to geographic segmentation:
Revenue

Years ended December 31,	2021		2020
Canada	$65,542	17%	$63,233	19%
United States	203,273	51%	161,165	47%
Austria	64,994	17%	65,716	19%
Germany	27,075	7%	26,924	8%
Netherlands	27,540	7%	16,694	5%
Other Europe	5,064	1%	6,467	2%
	$393,488	100%	$340,199	100%

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    Granite REIT 2021

For the year ended December 31, 2021, revenue from Magna comprised approximately 31% (2020 — 37%) of the Trust’s total revenue.
Investment properties

As at December 31,	2021		2020
Canada	$1,712,946	21%	$1,106,850	19%
United States	4,229,477	53%	2,882,549	49%
Austria	773,772	10%	821,260	14%
Germany	465,478	6%	428,504	7%
Netherlands	789,485	10%	550,946	10%
Other Europe	—	—%	65,474	1%
	$7,971,158	100%	$5,855,583	100%

16. DETAILS OF CASH FLOWS
(a)    Items not involving operating cash flows are shown in the following table:

Years ended December 31,	2021	2020
Straight-line rent amortization	$(8,889)	$(8,842)
Tenant incentive amortization	5,105	5,321
Unit-based compensation expense (note 12(b))	12,442	8,116
Fair value gains on investment properties, net	(1,298,865)	(273,437)
Depreciation and amortization	1,320	1,151
Fair value losses on financial instruments, net (note 13(e))	1,214	3,402
Loss on sale of investment properties, net	761	901
Amortization of issuance costs and modification losses relating to debentures and term loans	1,489	1,024
Amortization of deferred financing costs	1,033	312
Deferred income taxes (note 14(a))	228,948	62,501
Early redemption premium (note 7(a))	3,963	—
Other	(171)	(30)
	$(1,051,650)	$(199,581)
(b)    Changes in working capital balances are shown in the following table:

Years ended December 31,	2021	2020
Accounts receivable	$(4,119)	$10,141
Prepaid expenses and other	(2,899)	61
Accounts payable and accrued liabilities	5,411	844
Deferred revenue	191	5,595
	$(1,416)	$16,641
(c)    Non-cash
investing and financing activities
During the year ended December 31, 2021, 27 thousand stapled units (2020 — 31 thousand stapled units) with a value of $2.2 million (2020 — $2.0 million) were issued under the Restricted Stapled Unit Plan (note 12(b)) and are not recorded in the combined statements of cash flows.

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(d)    Cash and cash equivalents consist of:

As at December 31,	2021	2020
Cash	$401,954	$780,979
Short-term deposits	559	50,301
	$402,513	$831,280

17. FAIR VALUE AND RISK MANAGEMENT

(a)	Fair Value of Financial Instruments
The following table provides the measurement basis of financial assets and liabilities as at December 31, 2021 and 2020:

As at December 31,	2021			2020
	Carrying Value		Fair Value	Carrying Value		Fair Value
Financial assets
Construction funds in escrow	$—		$—	$8,402		$8,402
Other assets	308	(1)	308	349	(1)	349
Cross currency interest rate swaps	62,768		62,768	28,676		28,676
Loan receivable	10,471		10,471	—		—
Accounts receivable	10,771		10,771	6,746		6,746
Prepaid expenses and other	—		—	2,627	(2)	2,627
Cash and cash equivalents	402,513		402,513	831,280		831,280
	$486,831		$486,831	$878,080		$878,080
Financial liabilities
Unsecured debentures, net	$1,891,742		$1,914,560	$1,643,175	(3)	$1,737,185
Unsecured term loans, net	533,347		533,347	534,947		534,947
Secured debt	763		763	—		—
Cross currency interest rate swaps	18,624		18,624	114,264	(4)	114,264
Accounts payable and accrued liabilities	113,244		113,244	61,197		61,197
Distributions payable	16,969		16,969	15,422		15,422
	$2,574,689		$2,597,507	$2,369,005		$2,463,015

(1)	Long-term receivables included in other assets (note 6).
(2)	Foreign exchange collars included in prepaid expenses.
(3)	Balance includes current and non-current portions (note 7(a)).
(4)	Balance includes current and non-current portions (note 7(b)).
The fair values of the Trust’s construction funds in escrow, loan receivable, accounts receivable, cash and cash equivalents, accounts payable and accrued liabilities and distributions payable approximate their carrying amounts due to the relatively short periods to maturity of these financial instruments. The fair value of the long-term receivable included in other assets approximates its carrying amount as the receivable bears interest at rates comparable to current market rates. The fair values of the unsecured debentures are determined using quoted market prices. The fair values of the term loans and secured debt approximate their carrying amounts as the term loans and secured debt bear interest at rates comparable to the current market rates.

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The fair values of the cross currency interest rate swaps and foreign exchange collars are determined using market inputs quoted by their counterparties.
The Trust periodically purchases foreign exchange collars to hedge specific anticipated foreign currency transactions and to mitigate its foreign exchange exposure on its net cash flows. At December 31, 2021, the Trust did not have any outstanding foreign exchange collar contracts. During the year ended December 31, 2021, the Trust held foreign exchange collar contracts to sell US dollars and Euros which resulted in a net fair value loss of $2.6 million (note 13(e)). At December 31, 2020, the Trust held 12 outstanding foreign exchange collar contracts with a notional value of US$60.0 million and contracts the Trust to sell US dollars and receive Canadian dollars if specific US dollar exchange rates relative to the Canadian dollar are met. The Trust also held 12 outstanding foreign exchange collar contracts with a notional value of
€
24.0 million and contracts the Trust to sell Euros and receive Canadian dollars if specific Euro exchange rates relative to the Canadian dollar are met. For the year ended December 31, 2020, the Trust recorded a net fair value gain of $2.6 million related to the outstanding foreign exchange collar contracts (note 13(e)). The Trust did not employ hedge accounting for these financial instruments.

(b)	Fair Value Hierarchy
Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. IFRS establishes a fair value hierarchy which is summarized below:

Level 1:	Fair value determined using quoted prices in active markets for identical assets or liabilities.

Level 2:	Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

Level 3:	Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows or similar techniques.
The following tables represent information related to the Trust’s assets and liabilities measured or disclosed at fair value on a recurring and non-recurring
basis and the level within the fair value hierarchy in which the fair value measurements fall.

As at December 31, 2021	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE

Assets measured at fair value
Investment properties (note 4)	$—	$—	$7,971,158
Assets held for sale (note 5)	—	—	64,612
Cross currency interest rate swaps (note 7)	—	62,768	—
Loan receivable (note 6)	—	10,471	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net (note 7)	1,914,560	—	—
Unsecured term loans, net (note 7)	—	533,347	—
Secured debt (note 8)	—	763	—
Cross currency interest rate swaps (note 7)	—	18,624	—
Net (liabilities) assets measured or disclosed at fair value	$(1,914,560)	$(479,495)	$8,035,770

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As at December 31, 2020	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE

Assets measured at fair value
Investment properties (note 4)	$—	$—	$5,855,583
Cross currency interest rate swap (note 7)	—	28,676	—
Foreign exchange collars included in prepaid expenses and other	—	2,627	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net (note 7)	1,737,185	—	—
Unsecured term loans, net (note 7)	—	534,947	—
Cross currency interest rate swaps (note 7)	—	114,264	—
Net (liabilities) assets measured or disclosed at fair value	$(1,737,185)	$(617,908)	$5,855,583
For assets and liabilities that are measured at fair value on a recurring basis, the Trust determines whether transfers between the levels of the fair value hierarchy have occurred by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the years ended December 31, 2021 and 2020, there were no transfers between the levels.
Refer to note 4, Investment Properties, for a description of the valuation technique and inputs used in the fair value measurement and for a reconciliation of the fair value measurements of investment properties which are recognized in Level 3 of the fair value hierarchy.

(c)	Risk Management
The main risks arising from the Trust’s financial instruments are credit, interest rate, foreign exchange and liquidity risks. The Trust’s approach to managing these risks is summarized below:
(i)    Credit risk
The Trust’s financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, loan receivable and accounts receivable.
Cash and cash equivalents include short-term investments, such as term deposits, which are invested in governments and financial institutions with a minimum credit rating of BBB+ (based on Standard & Poor’s (“S&P”) rating scale) or Baa1 (based on Moody’s Investor Services’ (“Moody’s”) rating scale). Concentration of credit risk is further reduced by limiting the amount that is invested in any one government or financial institution according to its credit rating. Further credit risk arises in the event that a borrower of a loan receivable defaults on the repayment of amount owing to the Trust. The Trust endeavours to ensure adequate security has been provided in support of the loans receivable.
Magna accounted for approximately 31% of the Trust’s rental revenue during the year ended December 31, 2021. Although its operating subsidiaries are not individually rated, Magna International Inc. has an investment grade credit rating from Moody’s, S&P and DBRS Morningstar which mitigates the Trust’s credit risk. The
COVID-19
pandemic has created significant uncertainty in the general economy which may impact the ability of tenants to meet their obligations under their leases. The uncertainties arising as a result of
COVID-19
did not materially impact the REIT’s risk assessment at December 31, 2021. Substantially all of the Trust’s accounts receivable are collected within 30 days. The balance of accounts receivable past due is not significant.

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(ii)    Interest rate risk
As at December 31, 2021, the Trust’s exposure to interest rate risk is limited. Approximately 78% of the Trust’s interest bearing debt consists of fixed rate debt in the form of the 2023 Debentures, the 2027 Debentures, 2028 Debentures and the 2030 Debentures. After taking into account the related cross currency interest rate swaps, the 2023 Debentures, the 2027 Debentures, the 2028 Debentures and the 2030 Debentures have effective fixed interest rates of 2.430%, 2.964%, 2.096% and 1.045%, respectively. The remaining 22% of the Trust’s interest bearing debt consists of variable rate debt in the form of the 2024 Term Loan, 2026 Term Loan and secured debt. After taking into account the related cross currency interest rate swaps, the 2024 Term Loan and 2026 Term Loan have effective fixed interest rates of 0.272% and 1.105%, respectively and the secured debt is carried at a variable rate of interest equal to the US prime rate less 90 basis points.
(iii)    Foreign exchange risk
As at December 31, 2021, the Trust is exposed to foreign exchange risk primarily in respect of movements in the Euro and the US dollar. The Trust is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Trust is exposed to foreign currency risk on its net investment in its foreign currency denominated operations and certain Trust level foreign currency denominated assets and liabilities. At December 31, 2021, the Trust’s foreign currency denominated net assets are $5.8 billion primarily in US dollars and Euros. A 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would result in a gain or loss of approximately $39.1 million and $18.1 million, respectively, to comprehensive income.
Granite generates rental income that is not all denominated in Canadian dollars. Since the financial results are reported in Canadian dollars, the Trust is subject to foreign currency fluctuations that could, from time to time, have an impact on the operating results. For the year ended December 31, 2021, a 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would have impacted revenue by approximately $2.0 million and $1.2 million, respectively.
For the year ended December 31, 2021, the Trust has designated its cross currency interest rate swaps relating to the $900.0 million of unsecured debentures and $534.1 million of unsecured term loans as hedges of its net investment in the European operations (note 7(b)) and has designated its cross currency interest rate swaps relating to the $1.0 billion of unsecured debentures as a hedge of its net investment in the United States operations (note 7(b)).
(iv)    Liquidity risk
Liquidity risk is the risk the Trust will encounter difficulties in meeting its financial obligations as they become due. The Trust may also be subject to the risks associated with debt financing, including the risks that the unsecured debentures, term loans and credit facility may not be able to be refinanced. The Trust’s objectives in minimizing liquidity risk are to maintain prudent levels of leverage on its investment properties, staggering its debt maturity profile and maintaining an investment grade credit rating. In addition, the Declaration of Trust establishes certain debt ratio limits.

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The estimated contractual maturities of the Trust’s financial liabilities are summarized below:

	Payments due by year
As at December 31, 2021	Total	2022	2023	2024	2025	2026	Thereafter
Unsecured debentures	$1,900,000	$—	$400,000	$—	$—	$—	$1,500,000
Unsecured term loans	534,136	—	—	234,136	—	300,000	—
Cross currency interest rate swaps	18,624	—	6,551	5,056	—	—	7,017
Secured debt	763	—	763	—	—	—	—
Interest payments (1) :
Unsecured debentures, net of cross currency interest rate swap savings	209,645	39,396	39,396	29,517	29,517	29,517	42,302
Unsecured term loans, net of cross currency interest rate swap savings	18,406	3,946	3,946	3,946	3,284	3,284	—
Accounts payable and accrued liabilities	113,244	108,571	3,275	1,398	—	—	—
Distributions payable	16,969	16,969	—	—	—	—	—
	$2,811,787	$168,882	$453,931	$274,053	$32,801	$332,801	$1,549,319

(1)	Represents aggregate interest expense expected to be paid over the term of the debt, on an undiscounted basis, based on actual current interest rates and average foreign exchange rates.

18. CAPITAL MANAGEMENT
The Trust’s capital structure comprises the total of the stapled unitholders’ equity and debt. The total managed capital of the Trust is summarized below:

As at December 31,	2021	2020
Unsecured debentures, net	$1,891,742	$1,643,175
Unsecured term loans, net	533,347	534,947
Cross currency interest rate swap (assets) liabilities, net (1)	(44,144)	85,588
Secured debt	763	—
Total debt	2,381,708	2,263,710
Stapled unitholders’ equity	5,318,653	3,920,069
Total managed capital	$7,700,361	$6,183,779

(1)	Balance is net of the cross currency interest rate swap assets (note 7(b)).
The Trust manages, monitors and adjusts its capital balances in response to the availability of capital, economic conditions and investment opportunities with the following objectives in mind:

•	Compliance with investment and debt restrictions pursuant to the Amended and Restated Declaration of Trust;

•	Compliance with existing debt covenants;

•	Maintaining investment grade credit ratings;

•	Supporting the Trust’s business strategies including ongoing operations, property development and acquisitions;

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•	Generating stable and growing cash distributions; and

•	Building long-term unitholder value.
The Amended and Restated Declaration of Trust contains certain provisions with respect to capital management which include:

•
The Trust shall not incur or assume any indebtedness if, after giving effect to the incurring or assumption of the indebtedness, the total indebtedness of the Trust would be more than 65% of the Gross Book Value (as defined in the Amended and Restated Declaration of Trust); and

•
The Trust shall not invest in raw land for development, except for (i) existing properties with additional development, (ii) the purpose of renovating or expanding existing properties or (iii) the development of new properties, provided that the aggregate cost of the investments of the Trust in raw land, after giving effect to the proposed investment, will not exceed 15% of Gross Book Value.

At December 31, 2021, the Trust’s combined debt consists of the unsecured debentures, the term loans, the secured debt and the credit facility when drawn, each of which have various financial covenants. These covenants are defined within the trust indenture, the term loan agreements, the secured debt agreement and the credit facility agreement and, depending on the debt instrument, include a total indebtedness ratio, a secured indebtedness ratio, an interest coverage ratio, an unencumbered asset ratio, and a minimum equity threshold. The Trust monitors these provisions and covenants and was in compliance with their respective requirements as at December 31, 2021 and 2020.
Distributions are made at the discretion of the Board of Trustees (the “Board”) and Granite REIT intends to distribute each year all of its taxable income pursuant to its Amended and Restated Declaration of Trust as calculated in accordance with the Income Tax Act. For the fiscal year 2021, the Trust declared a monthly distribution of $0.250 per stapled unit from January to November and a monthly distribution of $0.258 per stapled unit for the month of December. The Board determines monthly distribution levels having considered, among other factors, estimated 2021 and 2022 cash generated from operations and capital requirements, the alignment of its current and targeted payout ratios with the Trust’s strategic objectives and compliance with the above noted provisions and financial covenants.

19. RELATED PARTY TRANSACTIONS
For the year ended December 31, 2021, key management personnel include the Trustees/Directors, the President and Chief Executive Officer, the Chief Financial Officer, the Executive Vice President, Head of Global Real Estate and the Executive Vice President, Global Real Estate and Head of Investments. For the year ended December 31, 2020, key management personnel include the Trustees/Directors, the President and Chief Executive Officer, the Chief Financial Officer and the Executive Vice President, Head of Global Real Estate. Information with respect to the Trustees’/Directors’ fees is included in notes 12(b) and 13(c). The compensation paid or payable to the Trust’s key management personnel was as follows:

Years ended December 31,	2021	2020
Salaries, incentives and short-term benefits	$4,793	$4,082
Unit-based compensation expense including fair value adjustments	4,673	3,744
	$9,466	$7,826

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20. COMBINED FINANCIAL INFORMATION
The combined financial statements include the financial position and results of operations and cash flows of each of Granite REIT and Granite GP. Below is a summary of the financial information for each entity along with the elimination entries and other adjustments that aggregate to the combined financial statements:

Balance Sheet	As at December 31, 2021
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$7,971,158			$7,971,158
Investment in Granite LP (1)	—	38	(38)	—
Other non-current assets	109,010			109,010
	8,080,168	38	(38)	8,080,168

Current assets:
Assets held for sale	64,612			64,612
Other current assets	19,404			19,404
Intercompany receivable (2)	—	21,429	(21,429)	—
Cash and cash equivalents	402,059	454		402,513
Total assets	$8,566,243	21,921	(21,467)	$8,566,697

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$2,425,089			$2,425,089
Other non-current liabilities	655,699			655,699
	3,080,788			3,080,788

Current liabilities:
Intercompany payable (2)	21,429		(21,429)	—
Other current liabilities	142,492	21,883		164,375
Total liabilities	3,244,709	21,883	(21,429)	3,245,163

Equity:
Stapled unitholders’ equity	5,318,615	38		5,318,653
Non-controlling interests	2,919		(38)	2,881
Total liabilities and equity	$8,566,243	21,921	(21,467)	$8,566,697

(1)	Granite REIT Holdings Limited Partnership (“Granite LP”) is 100% owned by Granite REIT and Granite GP.
(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

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Balance Sheet	As at December 31, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$5,855,583			$5,855,583
Investment in Granite LP (1)	—	25	(25)	—
Other non-current assets	46,046			46,046
	5,901,629	25	(25)	5,901,629

Current assets:
Other current assets	14,546	17		14,563
Intercompany receivable (2)	—	13,792	(13,792)	—
Cash and cash equivalents	830,455	825		831,280
Total assets	$6,746,630	14,659	(13,817)	$6,747,472

LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$1,928,252			$1,928,252
Other non-current liabilities	523,096			523,096
	2,451,348			2,451,348

Current liabilities:
Unsecured debt, net	249,870			249,870
Intercompany payable (2)	13,792		(13,792)	—
Other current liabilities	109,416	14,634		124,050
Total liabilities	2,824,426	14,634	(13,792)	2,825,268

Equity:
Stapled unitholders’ equity	3,920,044	25		3,920,069
Non-controlling interests	2,160		(25)	2,135
Total liabilities and equity	$6,746,630	14,659	(13,817)	$6,747,472

(1)	Granite LP is 100% owned by Granite REIT and Granite GP.
(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

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Income Statement	Year Ended December 31, 2021
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$393,488			$393,488

General and administrative expenses	38,400			38,400
Interest expense and other financing costs	47,226			47,226
Other costs and expenses, net	53,913			53,913
Share of (income) loss of Granite LP	—	(13)	13	—
Fair value gains on investment properties, net	(1,298,865)			(1,298,865)
Fair value losses on financial instruments, net	1,214			1,214
Loss on sale of investment properties, net	761			761
Income before income taxes	1,550,839	13	(13)	1,550,839
Income tax expense	240,567			240,567
Net income	1,310,272	13	(13)	1,310,272
Less net income attributable to non-controlling interests	348		(13)	335
Net income attributable to stapled unitholders	$1,309,924	13	—	$1,309,937

Income Statement	Year Ended December 31, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$340,199			$340,199

General and administrative expenses	32,203			32,203
Interest expense and other financing costs	35,839			35,839
Other costs and expenses, net	42,272			42,272
Share of (income) loss of Granite LP	—	(4)	4	—
Fair value gains on investment properties, net	(273,437)			(273,437)
Fair value losses on financial instruments, net	3,402			3,402
Loss on sale of investment properties, net	901			901
Income before income taxes	499,019	4	(4)	499,019
Income tax expense	69,092			69,092
Net income	429,927	4	(4)	429,927
Less net income attributable to non-controlling interests	127		(4)	123
Net income attributable to stapled unitholders	$429,800	4	—	$429,804

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Statement of Cash Flows	Year Ended December 31, 2021
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$1,310,272	13	(13)	$1,310,272
Items not involving operating cash flows	(1,051,650)	(13)	13	(1,051,650)
Changes in working capital balances	(1,045)	(371)		(1,416)
Other operating activities	5,058			5,058
Cash provided by (used in) operating activities	262,635	(371)	—	262,264

INVESTING ACTIVITIES
Property acquisitions	(925,901)			(925,901)
Proceeds from disposals, net	35,428			35,428
Additions to income-producing properties	(28,003)			(28,003)
Additions to properties under development	(71,168)			(71,168)
Construction funds released from escrow	8,341			8,341
Other investing activities	(44,121)			(44,121)
Cash used in investing activities	(1,025,424)	—	—	(1,025,424)

FINANCING ACTIVITIES
Distributions paid	(191,082)			(191,082)
Other financing activities	524,557			524,557
Cash provided by financing activities	333,475	—	—	333,475
Effect of exchange rate changes	918			918
Net decrease in cash and cash equivalents during the year	$(428,396)	(371)	—	$(428,767)

Statement of Cash Flows	Year Ended December 31, 2020
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES

Net income	$429,927	4	(4)	$429,927
Items not involving operating cash flows	(199,581)	(4)	4	(199,581)
Changes in working capital balances	16,108	533		16,641
Other operating activities	2,306			2,306
Cash provided by operating activities	248,760	533	—	249,293

INVESTING ACTIVITIES
Property acquisitions	(1,045,659)			(1,045,659)
Proceeds from disposals, net	42,508			42,508
Additions to income-producing properties	(22,983)			(22,983)
Additions to properties under development	(40,613)			(40,613)
Construction funds released from escrow	8,622			8,622
Other investing activities	(13,669)			(13,669)
Cash used in investing activities	(1,071,794)	—	—	(1,071,794)

FINANCING ACTIVITIES
Distributions paid	(163,064)			(163,064)
Other financing activities	1,521,261			1,521,261
Cash provided by financing activities	1,358,197	—	—	1,358,197
Effect of exchange rate changes	(3,093)			(3,093)
Net increase in cash and cash equivalents during the year	$532,070	533	—	$532,603

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21. COMMITMENTS AND CONTINGENCIES
(a)    The Trust is subject to various legal proceedings and claims that arise in the ordinary course of business. Management evaluates all claims with the advice of legal counsel. Management believes these claims are generally covered by Granite’s insurance policies and that any liability from remaining claims is not probable to occur and would not have a material adverse effect on the combined financial statements. However, actual outcomes may differ from management’s expectations.
(b)    As at December 31, 2021, the Trust’s contractual commitments totaled $619.9 million which comprised of construction and development projects of $301.9 million and the committed acquisitions of two properties in Indiana, a property in the Netherlands upon completion and three properties in Germany totaling $318.0 million. As at December 31, 2021, the Trust has made deposits of $26.1 million in respect of the above committed acquisitions.
(c)    In connection with the acquisitions of investment properties located in Palmetto, Georgia on November 12, 2020 and in Locust Grove, Georgia on March 12, 2021, $122.9 million (US$97.1 million) of bonds were assumed. The authorized amount of the bonds is $131.6 million (US$104.0 million), of which $122.9 million (US$97.1 million) was outstanding as at December 31, 2021. The bonds provide for a real estate tax abatement for the acquired investment properties. Through a series of transactions, the Trust is both the bondholder and the obligor of the bonds. Therefore, in accordance with IAS 32, the bonds are not recorded in the combined balance sheet.
The Trust is involved, in the normal course of business, in discussions, and has various letters of intent or conditional agreements, with respect to possible acquisitions of new properties and dispositions of existing properties in its portfolio. None of these commitments or contingencies, individually or in aggregate, would have a material impact on the combined financial statements.

22. SUBSEQUENT EVENTS
(a)    Subsequent to December 31, 2021, the Trust declared monthly distributions for January and February 2022 of $17.0 million each (note 11).
(b)    On February 3, 2022, Granite acquired three income-producing properties in Germany for $140.0 million (
€
96.6 million) excluding transaction costs which was funded with cash on hand.
(c)    On February 3, 2022, Granite terminated $350.0 million of a total $500.0 million principal of the 2028 Cross Currency Interest Rate Swap, herein defined, which exchanged Canadian dollar denominated principal and interest payments of Granite’s 2028 Debentures, herein defined, for US dollar denominated payments at a fixed interest rate of 2.096% (see “Liquidity and Capital Resources — Debt Structure”). Simultaneously, Granite entered into a new $350.0 million cross-currency interest rate swap maturing August 30, 2028 to exchange the Canadian dollar denominated principal and interest payments of the 2028 Debentures for Euro denominated payments at a fixed interest rate of 0.536%. Upon termination, Granite paid $6.6 million to settle the mark-to-market
liability relating to the $350.0 million principal portion of the 2028 Cross Currency Interest Rate Swap.
(d)    On February 18, 2022, Granite completed the disposition of an income-producing property and piece of land held for development located in Poland that were classified as held for sale as at December 31, 2021, for gross proceeds of $36.2 million (
€
25.1 million).

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